Exhibit 10.5
AMENDED AND RESTATED
SERVICES AGREEMENT
by and between
METROPCS WIRELESS, INC.
and
ROYAL STREET COMMUNICATIONS, LLC
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***	Where this marking appears throughout this Exhibit 10.5, information has been omitted pursuant to a request for confidential treatment and such information has been filed with the SEC separately.

CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

v

SERVICES AGREEMENT
     This Amended and Restated Services Agreement (this “Agreement”) is executed on December 15, 2005 as of November 24, 2004, by and between Royal Street Communications, LLC, a Delaware limited liability company, with its principal offices located at 611 Hill Street, Southampton, NY 11968 (“Royal Street”), and MetroPCS Wireless, Inc., a Delaware corporation, with its principal offices located at 8144 Walnut Hill Lane, Suite 800, Dallas, Texas (“MetroPCS”). Individually, each of Royal Street and MetroPCS is a “Party” and collectively they are “Parties.”
RECITALS
     WHEREAS, Royal Street and MetroPCS desire to enter into an agreement pursuant to which MetroPCS agrees, upon request and at all times subject to Royal Street’s oversight, review, supervision and control, to provide support services in connection with the design, construction, maintenance and operation of a broadband PCS System that is technically and operationally compatible with systems owned and operated by MetroPCS in the event that Royal Street is a Successful Bidder in Auction No. 58;
     WHEREAS, Royal Street has concluded that it is in Royal Street’s best interest to devote a portion of its network capacity to the sale of PCS Service to MetroPCS on a wholesale basis, and MetroPCS wishes to enter into an agreement to facilitate this Royal Street plan;
     WHEREAS, the parties desire to amend and restate in its entirety the Services Agreement, which originally was entered into as of November 24, 2004, by and between Royal Street and MetroPCS;
     WHEREAS, Royal Street and MetroPCS desire to enter into this Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions
     For purposes of this Agreement, and in addition to the terms defined elsewhere in this Agreement and in the LLC Agreement, the following terms have the following meanings:
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     “Act” or “Communications Act” means the Communications Act of 1934, as amended by, inter alia, the Telecommunications Act of 1996, codified at 47 U.S.C. § 15l, et seq., as it may be amended in the future, including the rules, regulations and policies of the FCC.
     “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under Common Control with such other Person at any time during the period for which the determination of affiliation is being made. For the purposes of this Agreement, “Control” (including the correlative meanings of the terms “Controlled by” and “under Common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” means this Services Agreement entered into between MetroPCS and Royal Street, and any amendments thereto.
     “Ancillary Agreements” shall mean the Services Agreement, the Credit Agreement and the related agreements appended thereto.
     “Annual Budget” shall have the meaning set forth in Section 2.9(a) of the LLC Agreement.
     “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, franchise, license or permit of, or any interpretation or administration of any of the foregoing by, any Governmental Entity, whether in effect as of the date hereof or thereafter, and in each case as amended, applicable to such Person or its Affiliates or their respective assets.
     “Associated MetroPCS CMRS System” means a MetroPCS CMRS System with which the Royal Street System is compatible.
     “Auction No. 58” means the Broadband PCS Auction conducted by the FCC as described in Public Notice, DA-04-3005 (rel. Sep. 16, 2004).
     “Auction Process” means the process and procedure through which those Licenses being auctioned by the FCC in Auction No. 58 were offered to qualified bidders commencing with preparation and filing of FCC Form 175 for Auction No. 58 through the award of any License for which Royal Street is the Successful Bidder.
     “Breach Notice” shall have the meaning set forth in Section 16.2(a)(i)(A) of this Agreement.
     “BTS” means a Base Transceiver Station.
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     “Budget Officer” shall have the meaning set forth in Section 2.9(a) of the LLC Agreement.
     “Build-Out” means the construction of a Commercial Mobile Radio Service system in accordance with Applicable Law and the rules and regulations promulgated by the FCC.
     “Business Plan” shall have meaning set forth in Section 2.10(a) of the LLC Agreement.
     “CALEA” means the Communications Assistance for Law Enforcement Act of 1994 (47 U.S.C. § 1001 et seq.).
     “CDMA” shall refer to the Code Division Multiple Access broadband technology.
     “Cell Site” means the physical location of Cell Site Equipment.
     “Cell Site Equipment” means the physical facilities, including, but not limited to, any real property interests, transmitters, receivers, transceivers, transceiver cabinets, antenna systems, transmission lines, BTSs, RF combining and filtering equipment, multi-carrier channel amplifiers, power supplies, outdoor cabinets and/or shelters, environmental conditioning equipment, alarm and monitoring equipment and other miscellaneous equipment and facilities located at a Cell Site or BTS, as the case may be, and used to transmit and receive wireless communications in connection with a CMRS System and to alarm and monitor the CMRS System.
     “Chief Executive Officer” or “CEO” shall refer to the chief executive officer of Royal Street as designated by the Management Committee pursuant to the LLC Agreement.
     “Claims” shall have the meaning set forth in Section 19.1 of this Agreement.
     “Commercial Mobile Radio Service” or “CMRS” means a commercial mobile radio service as defined in 47 C.F.R. § 20.3.
     “Commercial Service” shall mean the provision in exchange for consideration of wholesale or retail PCS service by a licensee to at least one unaffiliated customer or subscriber.
     “Construction Group” shall have the meaning set forth in Section 5.1 (a) of this Agreement.
     “Construction Plan” shall have the meaning set forth in Section 5.1(c) of this Agreement.
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     “Construction Schedule” shall have the meaning set forth in Section 5.1 (a) of this Agreement.
     “Credit Agreement” means the Second Amended and Restated Credit Agreement by and between MetroPCS and Royal Street executed on December 15, 2005 as of December 22, 2004, as that agreement may be amended from time to time.
     “Effective Date” means the date of the release of a Public Notice by the FCC announcing that Royal Street was the high bidder on any license or licenses that were subject to auction in Auction No. 58.
     “Equipment and Facilities” means such equipment, facilities, databases, data processing services, software, and such other Intellectual Property, hardware, functions, real property, and services employed in the operation of a CMRS System.
     “Equipment and Facilities Lease Agreement” means the form of Master Equipment and Facilities Lease Agreement set forth in Appendix A hereto.
     “Failed Services” shall have the meaning set forth in Section 16.4 of this Agreement.
     “FCC” means the Federal Communications Commission created pursuant to the Act, or any successor agency.
     “Final Order” means an order as to which the time for filing a request for administrative or judicial relief, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably to the order and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.
     “GAAP” shall mean United States generally accepted accounting principles in effect from time to time.
     “Governmental Entity” means any government or political subdivision thereof, including without limitation, any state, regional or municipal authority, any governmental department, ministry, commission, board, bureau, agency, regulatory authority, instrumentality, judicial, or administrative body, having jurisdiction over the matter or matters in question.
     “Indemnified Party” shall have the meaning set forth in Section 19.1 of this Agreement.
     “Indemnifying Party” shall have the meaning set forth in Section 19.1 of this Agreement.
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     “Independent Contractor” means a Person unaffiliated with MetroPCS who provides services involved in operating the Royal Street Systems.
     “Intellectual Property” means ideas, patents, patent applications, copyrights, trade secrets, software and technology, but specifically excludes trademarks, service marks, trade names, and brands.
     “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Royal Street Communications, LLC, executed on December 15, 2005 as of November 24, 2004, by and among MetroPCS Wireless, Inc., GWI PCS1, Inc. and C9 Wireless, LLC, as that agreement may be amended from time to time.
     “License” means any license for which Royal Street is a Successful Bidder.
     “Licensed Area” means the Cellular Geographic Service Area, the Major Trading Area or the Basic Trading Area (as those terms are defined in the FCC’s rules) in which Royal Street or MetroPCS is licensed by the FCC to provide CMRS Service.
     “Management Committee” means the governing committee of Royal Street as set forth in the LLC Agreement.
     “Market” means the geographic area(s) in which Royal Street is authorized by the FCC to provide Commercial Mobile Radio Service.
     “MetroPCS Brand Wireless Services” means retail CMRS Services marketed under the MetroPCS trademark(s), whether by MetroPCS or by Royal Street.
     “MetroPCS CMRS System” means any CMRS System owned or operated by MetroPCS or used by MetroPCS to provide a MetroPCS Brand Wireless Service, except that it shall not include any of the Royal Street Systems.
     “MetroPCS Wholesale Service” means the wholesale PCS Service that Royal Street provides to MetroPCS in the Royal Street Licensed Area.
     “MetroPCS Wholesale Services Fee” shall have the meaning set forth in Section 12.1 of this Agreement.
     “Monthly Fee” shall have the meaning set forth in Section 10.2(a) of this Agreement.
     “Network” means the telecommunications infrastructure, whether leased or owned, that Royal Street uses to provide MetroPCS Wholesale Service.
     “Network Service” means the services provided by MetroPCS to Royal Street under this Agreement that Royal Street uses to provide PCS Service in the Royal Street Licensed Area using the spectrum licensed by the FCC to Royal Street.
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     “Other Network Service” means the Network Services that Royal Street uses to provide Wholesale Services to Other Royal Street Customers in the Royal Street Licensed Area.
     “Other Royal Street Customer” means a customer other than MetroPCS to PCS Service provided by Royal Street on a wholesale basis and a customer other than MetroPCS that has entered into a contract to take PCS Service from Royal Street on a wholesale basis.
     “Other Wholesale Services” means the Wholesale PCS Services that Royal Street provides to Other Royal Street Customers in the Royal Street Licensed Area.
     “Out-of-Pocket Expenses” shall have the meaning given in Section 10.1.
     “PCS” or “PCS Service” means the personal communications services and related telecommunications services authorized by Part 24 of the FCC’s rules.
     “PCS System” means the radio frequency and associated Equipment and Facilities necessary to permit mobile or portable PCS customer premises equipment to communicate with the PSTN or other interconnected telecommunications network for the provision of PCS Service.
     “PSTN” means the Public Switched Telephone Network.
     “Party” means either Royal Street or MetroPCS. “Parties” means Royal Street and MetroPCS.
     “Person” means any natural person or any sole proprietorship, corporation, limited liability corporation or company, partnership, limited partnership, limited liability partnership, joint venture, or other business entity, but shall not include any Governmental Entity or organization.
     “Planning Group” has the meaning set forth in Section 2.10(a) of the LLC Agreement.
     “Proprietary Information” means information of a confidential and proprietary nature that a Party has the right to possess, and that the Party maintains in confidence.
     “Remitting” shall have the meaning set forth in Section 14.1 of this Agreement.
     “Royal Street Equipment and Facilities” means the Equipment and Facilities, whether owned or leased, employed by Royal Street in the operation of its CMRS systems as such Equipment and Facilities may change from time to time, including, but not limited to, Cell Sites, Cell Site Equipment, switches, transport facilities, interconnection services and transport service.
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     “Royal Street System(s)” means the CMRS system(s) licensed to, constructed and operated by Royal Street in each of the Markets.
     “Successful Bidder” means any Person that is awarded one (1) or more license(s) by the FCC pursuant to the Auction Process related to Auction No. 58.
     “Support Services” means the services provided by MetroPCS to Royal Street to assist in the construction, maintenance and operation of a broadband PCS System as set forth in greater detail in Articles I through X of this Agreement.
     “Support Services Fee” shall have the meaning set forth in Section 10.2(a) of this Agreement.
     “System Capacity” means the total number of minutes of use that the Royal Street System in a Market is designed to provide at the bouncing busy hour, as that capacity may be determined through Royal Street’s business and budget planning process.
     “Systems Contact” shall have the meaning set forth in Section 8.1 (a) of this Agreement.
     “Tax” means any federal, state, local or foreign income, profits, franchise, gross receipts, environmental, customs duty, stamp, payroll, sales, employment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or assessment of any nature whatsoever, including Universal Service Charge contributions or fees, together with all interest, penalties and additions imposed with respect to such amounts.
     “Technical Services Plan” shall have the meaning given in Section 5.1(e).
     “Trademark” means trademark, service mark, trade name, logo, brand or similar distinguishing mark.
     “Unfettered Access” means such physical access by Royal Street as is in accordance with the rules, regulations and published decisions of the FCC.
     “Voting Securities” means any securities or other interests entitled to vote in the ordinary course in the election of directors or of Persons serving in similar governing capacity of any Person, including the voting rights attached to such securities or other interests.
     “Wholesale Commitment” shall have the meaning set forth in Section 11.3 of this Agreement.
     “Wholesale Services” means the provision of PCS Service by Royal Street on a wholesale basis to MetroPCS or to Other Royal Street Customers.
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1.2 Capitalized Terms
     Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the LLC Agreement.
ARTICLE II
AUTHORITY
2.1 Control of Royal Street
     MetroPCS shall have responsibility for the day-to-day operations of Royal Street subject to the direction and control of the Management Committee. In accordance with the foregoing, it is the Parties’ express intention, understanding and agreement that the Management Committee and officers of Royal Street, acting pursuant to the authority granted them under the LLC Agreement or by the Management Committee, shall retain authority and ultimate control over the day-to-day operations of Royal Street; the determination and implementation of policy and business strategy; the preparation and filing of all materials with the FCC and other Governmental Entities; the employment, supervision and dismissal of all personnel providing services under this Agreement; the payment of all financial obligations and operating expenses (except for Out-of-Pocket Expenses); and the negotiation of all contracts to be entered into by Royal Street. The Parties agree that Royal Street shall retain Unfettered Access to all Equipment and Facilities associated with the Royal Street Systems and shall receive all monies and profits and bear the risk of loss from the operation of the Royal Street Systems.
2.2 Specific Limitations
(a)	In addition to those matters elsewhere listed in this Agreement for which Royal Street’s prior approval is required, MetroPCS shall not have authority to undertake any of the following actions without Royal Street’s prior written authority:
(i)	modify or take actions inconsistent with the Annual Budget, Business Plan, Construction Schedule, Construction Plan or Technical Services Plan as approved by the Management Committee;

(ii)	establish or alter the terms and conditions upon which Royal Street offers CMRS;

(iii)	initiate or settle any legal action or litigation in the name of Royal Street or the Royal Street Systems

(iv)	prepare any filings with the FCC or any other Governmental Entity with respect to any Royal Street System.
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(b)	In no circumstances shall MetroPCS have authority to undertake any of the following actions:
(i)	sell, trade or surrender any of the Licenses, or attempt to materially modify any of the Licenses;

(ii)	sign or make any filings with the FCC or any other Governmental Entity with respect to any Royal Street System; or

(iii)	cause Royal Street to incur any debt for borrowed money or to grant a security interest in or to hypothecate any assets of any Royal Street System.
2.3 Bank Accounts
     All expenses associated with the operation of the Royal Street Systems, except for Out-of-Pocket Expenses, shall be paid from Royal Street’s accounts. There shall be no commingling of Royal Street’s and MetroPCS’s funds.
2.4 Checks
     Royal Street may by written designation authorize a MetroPCS representative to sign checks or send wire payments for non-recurring expenses in amounts less than *** and to sign other checks or send other wire payments in amounts less than *** for recurring expenses, provided all such expenditures are in accordance with the approved Annual Budget. MetroPCS shall promptly send to Royal Street copies of all such checks written or wire payments sent for the Royal Street Systems, along with accompanying invoices.
2.5 Excluded Services
     The Parties acknowledge and agree that Royal Street will be wholesaling certain network telecommunications services to MetroPCS and that MetroPCS will utilize the purchased services to provide retail telecommunications services to end users. Royal Street also is reserving certain system capacity to enable it to wholesale network telecommunications services to Persons other than MetroPCS and, if the Management Committee so determines, to sell retail services to the public. This Agreement is not intended and shall not be construed to prevent Royal Street from offering PCS Service on a retail basis. Royal Street shall ensure that the reserved percentage of the capacity is available for Other Royal Street Customers. The Parties agree to negotiate in good faith on the terms and conditions, including price, under which MetroPCS shall, upon request of Royal Street, provide support services on commercially reasonable terms with respect to Royal Street provision of capacity to such Other Royal Street Customers, provided that the price agreed to shall not exceed ***.
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ARTICLE III
SERVICE AND SUPPORT OBLIGATIONS OF METROPCS
3.1 General
     MetroPCS shall upon the request of Royal Street, in accordance with directions and guidance from Royal Street and subject to the limitations on MetroPCS’s authority described in ARTICLE II, assist Royal Street in the construction and operation of the Royal Street Systems. To this end, MetroPCS shall, upon request, assist Royal Street by providing or arranging for: (i) administrative, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary to administer the Royal Street Systems; (ii) operational, engineering, maintenance, repair and such other technical services as may be necessary to operate the Royal Street Systems; and (iii) if requested by Royal Street in accordance with Section 2.2 (a)(iv), assistance in the preparation of filings with regulatory authorities. Royal Street shall compensate MetroPCS for its services in accordance with the terms of ARTICLE X of the Agreement.
3.2 Specific Responsibilities
     MetroPCS shall, upon request of Royal Street, in accordance with directions and guidance from Royal Street and the Royal Street-approved Business Plan and Annual Budgets and subject to the limitations on MetroPCS’s authority described in ARTICLE II, assist Royal Street in supervising, directly or through agents or subcontractors, day-to-day operations of the Royal Street Systems, and such additional activities integral to the operation of the Royal Street Systems such as:
(a)	negotiating, as agent for Royal Street, such agreements as may be necessary for the provision of services, supplies, office or other types of space, utilities, insurance, concessions and the like;

(b)	constructing the Royal Street System in accordance with the Technical Services Plan to be developed by Royal Street;

(c)	maintaining the Royal Street Systems and monitoring the performance of the Royal Street Systems in accordance with MetroPCS’s established procedures and practices;

(d)	implementing roaming agreements; and

(e)	at Royal Street’s request assisting Royal Street in accordance with Section 2.2(a)(iv) in the preparation of filings, applications, reports and other matters with Governmental Entities.
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ARTICLE IV
ASSISTANCE OF METROPCS IN PREPARING
BUDGETS AND BUSINESS PLANS
4.1 General
(a)	In developing the Royal Street Systems and the related Annual Budgets, Royal Street intends to establish Royal Street Systems capable of providing service of high quality that are fully competitive with any other provider of like Commercial Mobile Radio Service in each Market.

(b)	In connection with the development of the Business Plan and Annual Budgets, Royal Street shall inform MetroPCS of the nature and type of services that the Royal Street Systems shall offer, the terms upon which such services shall be offered, and the prices to be charged with respect to such services.

(c)	The services provided by MetroPCS to Royal Street under this Agreement are based upon Royal Street’s intention to provide wholesale carrier-to- carrier services rather than retail carrier-to-end user services. If the Management Committee decides to provide retail services to the public, the Parties shall, upon request of Royal Street, negotiate in good faith to modify the services provided by MetroPCS accordingly.
4.2 Support With Annual Budgets
     Upon request of Royal Street, MetroPCS shall provide the Budget Officer with information useful in his preparation of the initial Annual Budget and subsequent Annual Budgets including, but not limited to, reports, data and other information.
4.3 Support With Business Plans
     Upon request of Royal Street, MetroPCS shall provide the Planning Group with information useful in the preparation of the Royal Street Business Plan including, but not limited to, reports, data, and other information.
ARTICLE V
TECHNICAL ASSISTANCE TO BE OFFERED BY METROPCS
5.1 Build-Out
(a)	Within thirty (30) days of the release of the Public Notice by the FCC announcing that Royal Street is the Successful Bidder for any license issued pursuant to Auction No. 58, Royal Street and MetroPCS shall
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endeavor to meet to discuss plans for the construction of the system or systems that the FCC has announced will be awarded to Royal Street. The Management Committee shall select a group of officers and management level persons, (the “Construction Group”), to develop in accordance with the directions provided by the Management Committee, a schedule for the construction and installation of the Royal Street Systems in each of the Markets in which Royal Street is the Successful Bidder, provided that the majority of such persons are employees of Royal Street or representatives of C9 Wireless and not employees or representatives of the MetroPCS Parties. Upon the request of Royal Street, MetroPCS shall provide information to the Construction Group that may be helpful in its preparation of such schedule including, but not limited to, reports and data. The schedule shall include (i) the order in which each of the Markets in which Royal Street is the Successful Bidder will be built and (ii) the date by which the Markets will be ready for testing and ready for service (“Construction Schedule”). The Construction Schedule shall include appropriate benchmarks for completion of the construction in each of the Markets in which Royal Street is the Successful Bidder, but in all events, each of those Markets shall be Built-Out in a timely fashion as may be required by the FCC rules such that no License is subject to being reclaimed by the FCC and no penalties may be imposed on Royal Street.

(b)	As promptly as practicable after receipt of the Construction Schedule, the Management Committee shall review the Construction Schedule and approve, modify or return the Schedule to the Construction Group for modification in accordance with the Management Committee’s direction. The Construction Group shall revise the Construction Schedule in accordance with the Management Committee’s directions.

(c)	Upon approval of the Construction Schedule, the Construction Group shall develop a Construction Plan for each Market, which shall set forth the plans for construction of the specific Market, including (i) the location of the proposed Cell Sites, (ii) the vendors for switches and base stations, and the facilities and vendors to be used to interconnect the Cell Sites, (iii) the budget for the construction and implementation, (iv) the manner in which the system will be interconnected to the landline telephone network, and (v) such other specifications as the Construction Group may include (the “Construction Plan”). Royal Street may, in its sole discretion, request that MetroPCS provide information to the Construction Group that may be useful in its preparation of the Construction Plan. The Construction Plan for each Market shall be submitted to the Management Committee for its approval in sufficient time for construction of the system in that Market to be completed in accordance with the Construction Schedule.
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(d)	The Management Committee shall review the Construction Plan as promptly as is practicable after receipt, and approve, modify or return the Plan to the Construction Group for modification in accordance with the Management Committee’s direction. The Construction Group shall resubmit promptly thereafter any returned Proposal to the Management Committee for approval. As promptly as practicable following receipt of the revised Construction Plan, the Management Committee shall approve or modify the Plan and may direct MetroPCS to implement the Construction Plan as specified by the Management Committee.

(e)	The Construction Plan will implement a technical services plan (the “Technical Services Plan”) to be developed by the Construction Group and the Management Committee. Based upon the independent technology platform assessment conducted by Royal Street and Royal Street’s business determination that it is in its interest to maintain nationwide compatibility and interoperability with other systems owned or operated by MetroPCS, the Plan will be designed to maximize the benefits that Royal Street and MetroPCS, collectively, may obtain from the other CMRS systems owned, controlled or operated by MetroPCS. To that end, the Parties agree, subject to the understandings reflected in this Section 5.1, to cooperate to assure technical and operational compatibility between the Royal Street Systems and the CMRS systems owned, controlled or operated by MetroPCS with respect to the following matters, among others:
(i)	The technology-based platforms of the Royal Street Systems will be compatible and interoperable with those of MetroPCS, as the Parties may specify in each Market, in order to permit nationwide, and where appropriate, worldwide roaming among the systems;

(ii)	The Royal Street Systems will be capable of offering subscribers and roamers with the services, features, and functions offered by the CMRS systems owned, controlled or operated by MetroPCS that use the same technology, i.e. CDMA;

(iii)	To the extent technically feasible, the digital technology standards used by the Royal Street Systems will permit seamless interoperation and roaming with the digital systems owned, controlled or operated by MetroPCS; and

(iv)	The Royal Street Systems will satisfy all applicable construction and other service requirements imposed by the FCC.
(f)	The Technical Services Plan also will address matters related to interconnect fees and standards for coverage, quality of coverage, dropped calls, customer service and reliability.
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(g)	Upon request of Royal Street, MetroPCS will assist in the construction and installation of the Royal Street Systems to be deployed in the Markets in which Royal Street is the Successful Bidder. MetroPCS’s performance shall be subject to review, oversight and direction of the Management Committee.

(h)	In order to permit Royal Street to have the benefit of MetroPCS’ discounts from vendors of telecommunications infrastructure, and in order to enhance the purchasing power of MetroPCS with vendors by increasing the volume of the MetroPCS purchases from the vendors, the Equipment and Facilities required by Royal Street to operate the Royal Street Systems in accordance with the Business Plan shall, at Royal Street’s request, be acquired by MetroPCS and leased to Royal Street pursuant to a Master Equipment and Facilities Lease Agreement substantially in the form of Appendix A hereto. The terms of the Master Equipment and Facilities Lease Agreement shall be commercially reasonable taking into consideration the useful life of the leased equipment, its salvage value at the end of the lease term, and the parties’ expectation that MetroPCS ***. Notwithstanding the fact that Royal Street is the lessee rather than the beneficial owner of the Equipment and Facilities, Royal Street shall have Unfettered Access to the Equipment and Facilities at all times.
5.2 Telephone Numbers
(a)	MetroPCS shall, upon Royal Street’s request, assist Royal Street in acquiring telephone numbers for any PCS Service that Royal Street sells to MetroPCS and programming such telephone numbers into the appropriate switch. Except as may otherwise be agreed to by the Parties pursuant to Section 2.5 of this Agreement, MetroPCS shall have no responsibility for assisting Royal Street in acquiring telephone numbers for any PCS Service that Royal Street sells to any Other Royal Street Customer.

(b)	MetroPCS shall, upon Royal Street’s request, program the switches and take other reasonably necessary actions to permit Other Royal Street Customers to utilize numbers with NXX Codes assigned to Royal Street or the Other Royal Street Customers in the Market.

(c)	The PCS Service that Royal Street provides in the Markets shall permit each telephone number to be associated with only one handset, unless Royal Street and MetroPCS otherwise agree.

(d)	MetroPCS shall assist Royal Street to activate a telephone number of any retail or wholesale customer of any Other Royal Street Customers upon a written request made by Royal Street. MetroPCS shall fulfill orders to
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activate numbers for any Other Royal Street Customer in accordance with the same performance metrics as MetroPCS employs for fulfilling its own orders.

(e)	If Royal Street desires to modify or terminate PCS Service to a telephone number assigned to one of its Other Royal Street Customers, Royal Street shall provide MetroPCS written or electronic notice, in accordance with such procedures as the Parties may adopt. If Royal Street reasonably believes that the telephone number is being used fraudulently or that the handset has been lost or stolen and electronic notification systems have not been deployed by the Parties to effect terminations, Royal Street may provide MetroPCS with oral notice of termination, which shall be confirmed in writing within the earlier of four (4) hours during normal business hours or twelve (12) hours during other times. MetroPCS shall modify or terminate service to the notified number as quickly, on average, as it would do so for itself or any third party, on average, but in any event within the earlier of four (4) hours during normal business hours or twelve (12) hours during other times, after receipt of the notice. Notwithstanding the foregoing, Royal Street shall remain responsible, financially and otherwise, for its Other Royal Street Customers until the modification or termination of service is complete.
5.3 Reciprocal Roaming Arrangements
(a)	Upon request, MetroPCS will make commercially reasonable efforts to help Royal Street in reaching roaming arrangements that are commercially reasonable and no less favorable than those offered to or received from similarly situated carriers.

(b)	Upon request, MetroPCS will make commercially reasonable efforts to help Royal Street become a party to roaming arrangements between MetroPCS and other wireless telecommunications carriers as long as MetroPCS retains an equity interest in Royal Street.
5.4 Interconnection Agreements
(a)	At Royal Street’s request and subject to its approval, MetroPCS will negotiate on behalf of Royal Street interconnection agreements with the local exchange carriers in each of the Markets in which Royal Street acquires a license that will assure interconnection to the landline telecommunications network on terms and conditions that are at least comparable to those obtained by other similarly situated CMRS operators in the Market. At Royal Street’s request, MetroPCS shall administer the interconnection agreement on behalf of Royal Street and negotiate such modifications or other arrangements for interconnection as the Management Committee may direct.
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(b)	At Royal Street’s request, where a Royal Street System is in a Market in which MetroPCS owns or operates another CMRS system, MetroPCS shall, to the extent possible and necessary, arrange for the modification of MetroPCS’s interconnection agreements with the local exchange carrier to include the Royal Street System managed by MetroPCS in those interconnection agreements.
5.5 Interexchange Service
(a)	MetroPCS will make commercially reasonable efforts to negotiate with other providers at Royal Street’s request, and obtain on behalf of Royal Street interexchange telecommunications services for Royal Street and for resale to its customers which will permit Royal Street to offer interexchange telecommunications services that are competitive with the interexchange telecommunications of other CMRS providers in the Market. Any agreements to obtain interexchange telecommunications services shall be approved by Royal Street prior to their execution.
ARTICLE VI
OTHER UNDERSTANDINGS
6.1 Service Interruptions
     The Parties agree and acknowledge that, given the complex nature of the Royal Street Systems, service interruptions may occur. The Parties shall use their best efforts to avoid any unnecessary service interruptions and to work with each other to plan and coordinate necessary service interruptions so as to minimize disruptions to their customers.
6.2 Customer Relations
     Each Party shall be responsible for its dealings with its customers and shall act in a manner consistent with the highest standards of honesty, integrity and fair dealings and shall not do anything that would discredit, dishonor, reflect adversely upon or in any manner injure the reputation of the other Party or its Affiliates. Each Party shall refrain, and shall cause its agents to refrain, from any business practices or promotional activity which may be injurious or detrimental to the other Party or its Affiliates, provided, however, that nothing in this Section shall be construed to limit each Party’s ability to compete freely with the other to the extent that MetroPCS and Royal Street are providing competing services.
6.3 Calling Plans
     At Royal Street’s request, MetroPCS shall research and inform Royal Street of any national or other wide area service plans that Royal Street may choose to offer in its
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markets. Royal Street, at its sole discretion, shall decide whether to cause the Royal Street Systems or a portion of them to participate in any such plans.
6.4 Performance Standards
     At Royal Street’s request, MetroPCS shall assist Royal Street in developing performance standards that satisfy the service objectives set by Royal Street for the Royal Street Systems, with the understanding that Royal Street intends the quality of the products and services offered by Royal Street to be at least as high as the quality of similar products and services provided by a majority of the CMRS systems owned, controlled or operated by MetroPCS modified or adjusted as appropriate for the specific Markets in which Royal Street is the Successful Bidder. Royal Street may review and adjust these performance standards periodically so that the Royal Street Systems remain competitive with other CMRS operators in the Market and nationwide.
ARTICLE VII
REPORTS AND AUDITS
7.1 Alarm Monitoring and Reports
     Upon the request of Royal Street, MetroPCS shall monitor the performance of the Royal Street Systems and shall provide Royal Street periodically, in accordance with such procedures normally employed by MetroPCS with respect to its CMRS Systems, unless modified by the Parties, a list of alarms and outages. Upon the request of Royal Street, MetroPCS shall respond to any alarm affecting Royal Street’s PCS Service in accordance with such procedures as the Parties may agree upon from time to time consistent with the performance metrics applicable to the Royal Street Systems.
7.2 Traffic Reports
     Upon the request of Royal Street, MetroPCS shall provide Royal Street with monthly reports for the Royal Street Systems with such operational data and details as Royal Street may request. Those reports may include such operational data and details as are customarily maintained in the ordinary course of a PCS business and will permit Royal Street reasonably to evaluate the quality of the Royal Street Systems and the accuracy of the charges assessed.
7.3 Billing Information
     Upon the request of Royal Street, MetroPCS shall provide Royal Street, at least once per calendar month on such date as the Parties may agree, detailed call data information in the same standard electronic format as MetroPCS employs for the MetroPCS CMRS System and as may be reasonably necessary for Royal Street to issue bills for services to its Other Royal Street Customers in the Market. Royal Street shall bear the costs of billing its subscribers, including any costs of converting call data
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information provided by MetroPCS into bills. Upon request of Royal Street, MetroPCS will negotiate in good faith with Royal Street to provide billing support services on commercially reasonable terms for the Other Royal Street Customers, provided that the price agreed to shall not exceed ***.
ARTICLE VIII
METROPCS’S PERSONNEL
8.1 General
(a)	Subject to Section 8.1(c), MetroPCS shall designate one or more employees who are experienced in the construction and operation of CMRS systems to serve as the point or points of contact responsible for the performance of MetroPCS’s functions under this Agreement with respect to all the Royal Street Systems or a specific Royal Street System for each or several Markets (the “Systems Contact”), and may change these individuals at its discretion and upon written notice to Royal Street.

(b)	MetroPCS shall provide Royal Street, upon the Effective Date and on such periodic basis thereafter as Royal Street may reasonably request, a list of the individuals employed by MetroPCS in management and supervisory positions in connection with the services provided in connection with the Royal Street Systems, and shall provide Royal Street any such information as Royal Street may reasonably require concerning their qualifications to perform the functions assigned.

(c)	Subject to Applicable Law, Royal Street shall have the right to require, upon reasonable notice, (i) the replacement of any Systems Contact for any Royal Street System, or (ii) the reassignment of any MetroPCS employee assigned to work on any Royal Street System such that the employee no longer works on any Royal Street System.

(d)	MetroPCS shall provide Royal Street with its personnel policies, which policies shall include reasonable provisions to assure the honesty, integrity and character of all of the personnel that MetroPCS assigns to perform its responsibilities under this Agreement, and shall make such reasonable changes and modifications in those policies with respect to the Royal Street Systems as Royal Street may request.
8.2 Independent Contractors
     Upon prior written notice to Royal Street given in sufficient time and detail to allow Royal Street to object, MetroPCS may engage qualified Independent Contractors to perform specific services, necessary to construct, maintain, and operate the Royal Street
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Systems. Notwithstanding the foregoing and subject to Applicable Law, Royal Street shall have the unfettered right, to require that MetroPCS discharge any Independent Contractor performing services under this Agreement, or to bar MetroPCS from hiring any specific Independent Contractor to perform services under this Agreement. Royal Street shall indemnify MetroPCS for any wrongful discharge of an Independent Contractor engaged without objection from Royal Street following proper notice from MetroPCS in accordance with this Section 8.2, and Royal Street shall, in these circumstances, bear any costs or expenses lawfully charged by such Independent Contractor associated with such termination.
ARTICLE IX
APPROVALS
9.1 Royal Street Supervisor
     In order to facilitate Royal Street’s oversight, supervision and ultimate control of the Royal Street Systems, Royal Street specifies its Chief Executive Officer as the individual to whom MetroPCS shall report and request approvals required under this Agreement, unless the CEO delegates such responsibility to another officer or employee of Royal Street. Royal Street may change these individuals at any time by prior written notice to MetroPCS. Where the CEO delegates the responsibilities under this Section 9.1 to another officer or employee, MetroPCS may rely on any approvals or consents given by such delegatee.
9.2 Time Schedule for Approval
(a)	Royal Street shall notify MetroPCS in writing as soon as practicable, after Royal Street receives a request for an approval required to be obtained under this Agreement, whether Royal Street approves or disapproves the request. Any disapproval shall include an explanation why Royal Street has rejected the recommendation such that MetroPCS may address Royal Street’s concerns.

(b)	Royal Street acknowledges that time may be of the essence in connection with certain filings, including FCC applications, reports and other filings, and hereby covenants and agrees that it will exercise appropriate diligence to prepare, execute and file FCC applications and reports in a timely fashion and that the CEO or his delegatee will be available to consult with and assist MetroPCS in connection with any such applications, reports, and other filings which Royal Street has requested in writing that MetroPCS assist Royal Street to prepare.
9.3 Failure to Approve
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(a)	In the event that a request of MetroPCS for approval is time sensitive, has not been acted upon by Royal Street on a timely basis, and the failure to act may have an adverse effect on the business, MetroPCS may so notify Royal Street and request that Royal Street act upon the request for approval within a specified time frame that is reasonably related to the deadline. Any such MetroPCS request under this section that Royal Street act within a specified time frame shall be in writing.

(b)	MetroPCS shall be indemnified and held harmless with respect to any damages or injury resulting from the failure of Royal Street to act in a timely manner upon a request of MetroPCS for approval, provided that Royal Street has actual notice of the time sensitive nature of the request.
ARTICLE X
COMPENSATION TO METROPCS
10.1 Reimbursement
     Except as provided in Section 10.1(c), Royal Street shall reimburse MetroPCS at cost for all expenses reasonably incurred by MetroPCS in the performance of its responsibilities under this Agreement which are agreed by the Parties to be Out-of-Pocket Expenses (“Out-of-Pocket Expenses”).
(a)	Out-of-Pocket Expenses include, but are not limited to, costs incurred by MetroPCS in the execution and fulfillment of its obligations under this Agreement, such as: (i) administrative, accounting, billing, credit, collection, insurance, purchasing, clerical and such other general services as may be necessary to administer the Royal Street Systems; (ii) operational, engineering, maintenance, repair and such other technical services as may be necessary to operate the Royal Street Systems; (iii) occupancy; (iv) the salary and associated expenses of the Systems Contact of any Royal Street System to the extent their services relate to the construction and operation of the Royal Street System as provided in Section 8.1(a); (v) Independent Contractors; and (vi) MetroPCS’s non- managerial and non-supervisory employees. A more specific categorization of Out-of-Pocket Expenses, including which categories of employees are non-managerial and non-supervisory, shall be set forth in the Annual Budget.

(b)	With respect to costs of services for non-managerial and non-supervisory employees of MetroPCS who devote a portion, but not all, of their time to performing MetroPCS’s obligations under this Agreement, such costs shall include ***. Such costs shall be calculated at hourly rates determined on the basis of the individual
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employees’ annual salaries, taxes, insurance and benefits, plus an additional *** of those amounts to cover administrative overhead and other compensation associated with such employees.

(c)	The Parties acknowledge and agree that MetroPCS is not obligated to provide at cost under this Agreement the additional services in support of Other Royal Street Customers that are contemplated by Section 2.5. Rather, MetroPCS shall be obligated to provide such services, upon request, ***.
10.2 Support Services Fees
(a)	Subject to such adjustments negotiated by the Parties in good faith as may be appropriate in light of the number of Licenses (if any) that Royal Street may acquire and the amount of spectrum represented by such Licenses and in addition to Out-of-Pocket Expenses, Royal Street shall pay MetroPCS an additional services fee (the “Support Services Fee”) for the performance of its responsibilities under this Agreement in an amount equal to *** (collectively, the “Monthly Fee”) beginning with the License grant date and continuing up to the commencement of Support Services, at which time the Support Services Fee shall become the greater of the Monthly Fee or ***.

(b)	The Support Services Fee shall be payable in equal monthly installments due on the last business day of each month beginning on the License grant date.

(c)	The Parties will review the Support Services Fee specified in Section 10.2(a) after the close of Auction No. 58 with a view to revising the fee, as may be appropriate, in light of the results of the auction. Among the factors to be considered with respect to any adjustment in the Support Services Fee are the number of Markets in which Royal Street is the Successful Bidder, the number of POPs and the amount of spectrum involved, the number of Markets acquired by Royal Street in which MetroPCS owns or operates CMRS systems and the number of Markets in which MetroPCS does not own or operate such systems.
10.3 Offsets
     Each Party agrees that notwithstanding anything contained herein to the contrary, the other Party may offset any amounts due from such other Party, or its Affiliates, with any amounts due to such other Party, or its Affiliates.
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ARTICLE XI
ROYAL STREET PROVISION OF
WHOLESALE SERVICES TO METROPCS
11.1 Coordination of System Capacity
     The Parties shall consult, in connection with Royal Street’s budgeting and business planning process or such other processes as the Parties may mutually adopt, so that the Royal Street Systems have sufficient capacity to meet, to the extent commercially reasonable, both MetroPCS’s projections of its demand for Wholesale Service from Royal Street and Royal Street’s projections of its demand for services from Other Royal Street Customers. The Parties shall, in developing these plans for each Market, consult to avoid building excessive capacity in any Market.
11.2 Expansion of System Capacity
     The Parties shall consult, in connection with Royal Street’s budgeting and business planning process or such other processes as the Parties may adopt, with respect to the expansion of the Royal Street Systems capacity in any Market in order to meet the reasonable projected demands of Royal Street. Where Royal Street reasonably believes that, when taking into account the Wholesale Commitment, its needs for Other Network Service in any Market will exceed the capacity of the existing or planned network, whether because of volume constraints, location, or otherwise, MetroPCS shall, upon request of Royal Street, take commercially reasonable steps to provide such additional Equipment and Facilities as is necessary to meet such projected demand and to provide such Equipment and Facilities to Royal Street on commercially reasonable terms. For the purpose of this Section 11.2, the provision of such additional Equipment and Facilities on terms reasonably comparable to those offered under any existing Master Equipment and Facilities Lease Agreement entered into in accordance with
Section 5.1(h) shall be deemed commercially reasonable.
11.3 Allocation of Capacity
     The Parties shall cooperate in the development of a network plan for each Market that will enable MetroPCS to utilize eighty-five percent (85%) of the System Capacity of each Royal Street System in each Market in which Royal Street has commenced providing (or has commenced planning in connection with the budgeting and business planning process to provide) PCS Service, as those Royal Street Systems may be expanded from time to time (“Wholesale Commitment”). Royal Street will retain the right to utilize fifteen percent (15%) of the System Capacity in each Market, as those Royal Street Systems may be expanded from time to time, to provide Wholesale Services to carriers other than MetroPCS, or if authorized by the Management Committee, retail services to Other Royal Street Customers.
11.4 Royal Street’s Right to Sell Wholesale PCS Service
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     Subject to Royal Street’s meeting the Wholesale Commitment, nothing in this Agreement shall preclude Royal Street from selling Wholesale Service in any Market to Other Royal Street Customers; provided, however, that prior to Royal Street offering Wholesale Services in any Market to Other Royal Street Customers, Royal Street and MetroPCS shall enter into a technical capacity sharing agreement specifying how the Parties will utilize their respective capacity of the Royal Street Systems without interfering with the other Party’s right to the capacity set forth in Section 11.3.
11.5 Royal Street Responsibility for Royal Street Customers
     Royal Street shall be solely responsible for relations, financial and otherwise, with its Other Royal Street Customers, including sole responsibility for any and all payments due from such Other Royal Street Customers. Upon activation of any telephone number for such Other Royal Street Customers and until the earlier of four (4) hours after receipt by MetroPCS during normal business hours, or twelve (12) hours after receipt during other times, of notice from Royal Street to discontinue the provision of PCS Service to that telephone number, Royal Street shall be solely responsible for any and all fees or charges associated with that telephone number, including, but not limited to, any fixed or recurring charges for roamer charges, toll charges, directory assistance and operator charges and any charges occasioned by a fraudulent use. Nothing in this Agreement shall create any contractual or other obligation on the part of MetroPCS to any Other Royal Street Customer or for MetroPCS to provide any services to Royal Street to support such Other Royal Street Customers.
11.6 MetroPCS Responsibility for MetroPCS Customers
     MetroPCS shall be solely responsible for relations, financial and otherwise, with its customers, including sole responsibility for any and all payments due from such customers. Upon activation of a telephone number by MetroPCS and until the discontinuance of the provision of PCS Service to that telephone number, MetroPCS shall be solely responsible for any and all fees or charges associated with that telephone number, including, but not limited to, any fixed or recurring charges for Wholesale Services, roamer charges, toll charges, directory assistance and operator charges and any charges occasioned by a fraudulent use. Nothing in this Agreement shall create any contractual or other obligation on the part of Royal Street to any customer of MetroPCS.
ARTICLE XII
FEES FOR WHOLESALE SERVICE
12.1 Wholesale Services Fees
     Subject to such adjustments negotiated by the Parties in good faith as may be appropriate in light of the number of Licenses (if any) that Royal Street may acquire and the amount of spectrum represented by such Licenses, MetroPCS shall pay Royal Street on a monthly basis the fees set forth in Appendix B for the MetroPCS Wholesale
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Services (the “MetroPCS Wholesale Services Fees”). Unless otherwise agreed by the Parties, the MetroPCS Wholesale Services Fees shall commence in each Market as of ***. The fees set forth in Appendix B shall, unless otherwise adjusted by mutual consent of the Parties, remain in effect for an initial period of ***. After that initial period, the fees will be reviewed during Royal Street’s annual budgeting process and may be adjusted to reflect changes in wholesale wireless capacity pricing in comparable markets, provided, however, that the MetroPCS Wholesale Services Fees shall not be adjusted more than once during each successive *** period and may not be increased by more than ***.
12.2 Fees Exclusive of Taxes and Other Assessments
     The MetroPCS Wholesale Services Fees are exclusive of any applicable Taxes (other than general income or property taxes), whether charged to or against MetroPCS or Royal Street, associated with MetroPCS Wholesale Services. All such Taxes shall be in addition to all other charges provided for under this Agreement.
12.3 Most Favored Nation.
     Royal Street agrees that it shall offer to provide Wholesale Services to MetroPCS on a most favored nation basis. If Royal Street offers to provide or provides Wholesale Services to an Other Royal Street Customer ***, then Royal Street shall provide written notice of such term or condition to MetroPCS ***.
ARTICLE XIII
PAYMENT PROCEDURES
13.1 Wholesale Services Payment Procedures
     Royal Street shall provide MetroPCS with a monthly invoice for all fees due under this Agreement not later than the thirtieth (30th) day after the monthly billing cycle in which the usage is recorded. Such invoice shall be due and payable within thirty (30) days after receipt of the invoice. Any undisputed amount not paid by the due date will bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by Applicable Law.
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13.2 MetroPCS Support Services Payment Procedures
     MetroPCS shall provide Royal Street with a monthly invoice for all service fees due to MetroPCS under this Agreement not later than the thirtieth (30th) day after the close of each month. Such invoice shall be due and payable within thirty (30) days after receipt of the invoice. Any undisputed amount not paid by the due date will bear interest at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by Applicable Law.
13.3 Out-Of-Pocket Expenses
     Following the Effective Date, MetroPCS shall, within thirty (30) days of the last day of each month in which the Agreement is in effect, provide to Royal Street a statement of Out-of-Pocket Expenses incurred during that month, together with such documentation for the Out-of-Pocket Expenses as Royal Street may reasonably request. In addition, within thirty (30) days of the last day of each month in which the Agreement is in effect, MetroPCS shall provide to Royal Street a statement of total receipts for the Royal Street Systems during that month. Such invoice shall be due and payable within thirty (30) days after receipt of the invoice.
13.4 Disputes
     If either Party disputes the amount of an invoice, it shall notify the other Party in writing before payment is due, and if the matter cannot be resolved informally between the Parties, either Party may invoke the dispute resolution provisions referenced in ARTICLE 17 of the LLC Agreement.
13.5 Suspension of Services
     If either Party does not receive payment in full of undisputed amounts from the other Party within sixty (60) days following the due date for any payment, the unpaid Party shall have the right, in addition to whatever other rights it may have under this Agreement or at law and in equity, to suspend its provision of all or any portion of the services for which it has not been paid on ten (10) days written notice, except that neither Party shall have the right to suspend service under this Section 13.5 if the failure to pay is attributable to any act or omission of the unpaid Party.
13.6 Audits
     Where either Party believes that the other Party has improperly charged it under this Agreement, the charged Party shall have the right, if the Parties cannot resolve the matter amicably without resort to the dispute resolution provisions in this Agreement, to request (but not more than once per calendar year) an independent audit of the applicable books and records to verify the accuracy of the charges assessed. The Parties shall appoint an independent auditor mutually agreeable to both Parties and shall specify the scope and define the terms of the auditor’s engagement. Royal Street shall reasonably
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cooperate with the auditor and its representatives in connection with any audit, providing reasonable access to any and all relevant books and records and causing its employees, accountants and other representatives and agents to cooperate with the auditor. The cost of the audit shall be borne by the charged Party unless the audit indicates that the charging Party has overcharged the charged Party by more than five percent (5%) of the total dollar amount of billings covered by the audit, in which event, the charging Party shall pay for the audit and shall give the charged Party a credit in the amount of any overcharge.
ARTICLE XIV
APPLICABLE TAXES
14.1 Payment of Taxes
     Except as otherwise provided in this Agreement, each Party shall be fully responsible for calculating and remitting any Taxes that Applicable Law requires such Party to pay, including filing all returns, submitting such information as Applicable Law may require and responding to inquires concerning such Taxes (“Remitting”).
14.2	Taxes on Royal Street’s Lease of Equipment and Facilities and MetroPCS’s Provision of Services
(a)	MetroPCS shall be responsible for Remitting any Taxes imposed in connection with MetroPCS’s receipt of payments from Royal Street for the lease of Equipment and Facilities and MetroPCS’s provision of services.

(b)	Royal Street shall pay to MetroPCS an amount equal to all Taxes that MetroPCS is required to Remit in connection with Royal Street’s lease of Equipment and Facilities and MetroPCS’s provision of services (other than general income or property taxes). MetroPCS shall state all such Taxes as separate items on its invoices and shall indicate the jurisdiction imposing the Taxes.

(c)	Royal Street shall not be required to pay to MetroPCS any Tax described in this Section if Royal Street provides MetroPCS with a certificate evidencing exemption from payment for liability for such Tax. If Applicable Law provides an exemption from any Tax described in this Section, but does not also provide a procedure for issuing exemption certificates, then MetroPCS shall not collect such Tax if Royal Street furnishes MetroPCS a letter from an officer, a senior level management official of Royal Street or outside counsel describing the exemption, identifying the provision of Applicable Law that both allows such exemption and does not provide for an exemption certificate, and
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certifying that Royal Street has complied with the requirements of Applicable Law in order to avail itself of the exemption.
14.3 Taxes on MetroPCS’s Purchase of MetroPCS Wholesale Services
(a)	Royal Street shall be responsible for Remitting any Taxes imposed in connection with Royal Street’s receipt of payments from MetroPCS for MetroPCS Wholesale Services.

(b)	MetroPCS shall pay to Royal Street an amount equal to all Taxes that Royal Street is required to Remit in connection with MetroPCS’s purchase of MetroPCS Wholesale Services (other than general income or property taxes). Royal Street shall state all such Taxes as separate items on its invoices and shall indicate the jurisdiction imposing the Taxes.

(c)	MetroPCS shall not be required to pay to Royal Street any Tax described in this section if MetroPCS provides Royal Street with a certificate evidencing exemption from payment for liability for such Tax. If Applicable Law provides an exemption from any Tax described in this section, but does not also provide a procedure for issuing exemption certificates, then Royal Street shall not collect such Tax if MetroPCS furnishes Royal Street a letter from an officer, a senior level management official of MetroPCS or from outside counsel describing the exemption, identifying the provision of Applicable Law that both allows such exemption and does not provide for an exemption certificate, and certifying that MetroPCS has complied with the requirements of Applicable Law in order to avail itself of the exemption.
14.4 Cooperation
     The Parties shall cooperate with respect to any planning to minimize Taxes, and with respect to any Tax audit, Tax controversy, Tax refund matter, claim, action or similar proceeding by a Governmental Entity. The degree of cooperation contemplated by this Section is to enable any tax inquiry or controversy to be resolved expeditiously and includes, but is not limited to, assisting with responses to audit inquiries and producing documents and information. A Party receiving a Tax audit inquiry from a Governmental Entity shall promptly notify the other Party. The Party Remitting any Tax shall be responsible for managing any Tax audit associated with that Tax.
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ARTICLE XV
ACCOUNTING AND REPORTS
15.1 Books and Records
     MetroPCS shall, upon request, provide to Royal Street on a timely basis such information concerning the operation of the Royal Street Systems pursuant to the Agreement that is in its possession and that will enable Royal Street to fulfill its duties with respect to the books and records of the Royal Street Systems.
15.2 Meetings
     Representatives of Royal Street and MetroPCS shall meet periodically to discuss the status of the operation of the Royal Street Systems. During the first twelve (12) months after the Effective Date, such meeting shall be held monthly; thereafter, such meetings shall be held at least every other month. Such meetings may be conducted by teleconference.
15.3 Cooperation of MetroPCS’s Employees
     The employees of MetroPCS shall cooperate with and respond to any inquiries made by Royal Street’s designated representatives concerning the operation of the Royal Street Systems, and the Systems Contact for each of the Royal Street Systems shall respond to directions from Royal Street’s designated representatives. In the event any Systems Contact for a Royal Street System believes that the directions of Royal Street’s representatives are not in the best interests of Royal Street, the Systems Contact shall consult with Royal Street’s CEO, or delegatee, in order to resolve the matter. If they cannot resolve the matter, it shall be referred to the Management Committee of Royal Street for resolution.
15.4 Taxes, Fees and Filings
     Upon Royal Street’s written request, MetroPCS shall provide Royal Street with reasonable support in connection with the timely preparation of any Federal, state and local tax returns, and any returns relating to other fees and assessments, including any fees imposed by the FCC, as well as any applications and filings required to be submitted to the FCC. It being agreed and understood that all filings by Royal Street with any Governmental Entity shall be made by Royal Street or C9 Wireless and not by MetroPCS on behalf of Royal Street.
ARTICLE XVI
TERM AND TERMINATION
16.1 Term
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     Subject to the termination provisions set forth in Section 16.2, this Agreement shall have an initial term commencing on the Effective Date and ending on the ten (10) year license expiration date of whatever License is granted to Royal Street by the FCC at the conclusion of Auction No. 58 that carries the latest expiration date. After the initial term, this Agreement will automatically renew for successive five (5) year terms on the same terms and conditions unless either Party gives notice of its intention not to renew in accordance with this Section 16.1. Either Party must give written notice of an intention not to renew no less than twenty-four (24) months prior to the end of the initial term and no less than twelve (12) months prior to the end of a renewal term.
16.2 Termination
     In addition to their other rights at law or equity, this Agreement may be terminated in the following circumstances:
(a)	Either Party may terminate this Agreement:
(i)	on thirty (30) days written notice, if there has been a material non-monetary breach of this Agreement by the non-terminating party which has not been cured by the conclusion of the following dispute resolution process:
(A)	The terminating party shall notify the non-terminating party in writing (“Breach Notice”) of the events which it reasonably believes constitute a material non-monetary breach and representatives of the parties shall meet promptly in a good faith effort to resolve the dispute in a mutually acceptable fashion.

(B)	In the event the discussions between the Parties required by Section 16.2(a)(i)(A) have failed to resolve the dispute within 20 days, either of the Parties may request, in writing, that such matter be referred to the CEO (or his or her management level delegatee other than the representative previously involved in the discussions) of each of the Parties for an appropriate negotiated resolution. Upon such a request, the CEOs of each of the Parties (or their delegatees) shall meet in a good faith effort to resolve the dispute in a mutually agreeable fashion within 10 days following the referral to the CEOs.

(C)	In the event that the CEOs are unable to resolve the dispute in accordance with the procedure contemplated by Section 16.2(a)(i)(B), the terminating party may notify the non-terminating party in writing (the “Cure Notice”) that the Breach Notice remains unresolved and that the non-
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terminating party has thirty (30) days to cure the alleged breach.
(ii)	on thirty (30) days notice if a party is in material default under any monetary obligation of this Agreement and such non-terminating party has not cured such monetary default within ten (10) days of written notice;

(iii)	on five (5) days written notice, in the event the non-terminating party: (A) ceases to do business as a going concern; (B) is unable or admits in writing its inability to pay its debts as they become due; (C) commences or authorizes a voluntary case or other proceeding seeking liquidation, reorganization, suspension of payments or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails to pay a substantial portion of its debts as they become due, or takes any corporate action to authorize any of the foregoing, is insolvent, bankrupt or the subject of a receivership; or (D) has any substantial part of its property subjected to any levy, seizure, assignment or sale for or by any creditor or governmental agency without such levy, seizure, assignment or sale being released, lifted, reversed or satisfied within ten (10) days; and

(iv)	in accordance with the provisions of Section 18.5.
(b)	Royal Street may terminate this Agreement:
(i)	on thirty (30) days written notice in the event of an FCC Final Order revoking, terminating or canceling any material License or refusing to renew such License due to any act or omission by MetroPCS;

(ii)	In addition to its other rights at law and in equity, Royal Street may terminate this Agreement on sixty (60) days written notice if MetroPCS deploys or announces its intention to deploy equipment or facilities that will preclude Royal Street from providing seamless and interoperable PCS Service in a Market, will cause interference to the operation of the Royal Street System, or will materially degrade the quality of Royal Street PCS Service.
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(iii)	on five (5) days notice, if MetroPCS is found by the FCC in a Final Order to lack the qualifications to be the licensee of a Commercial Mobile Radio Service system;
(c)	Royal Street may terminate the Support Services at will on *** advance written notice and, upon the effective date of such termination, Royal Street will be relieved of the obligation to pay the compensation to MetroPCS set forth in Article X. The termination of Support Services pursuant to this paragraph shall not alter the obligation of Royal Street to provide Wholesale Services to MetroPCS pursuant to this Agreement.
     Notwithstanding anything contained herein to the contrary, during any notice or cure period provided in (a) through (c) above, both Parties shall continue to perform their obligations hereunder.
16.3 Transition
(a)	After receipt of written notice of termination, but prior to the effective date of such termination, the Parties hereby agree to cooperate in developing and implementing an orderly and efficient transition plan of the termination on the ability of end users to continue to receive uninterrupted service. The obligation to cooperate during the transition shall not be construed to require either party of continue to provide services for which the party is not being paid. Each party will act in good faith to minimize any adverse effects associated with transition to a new provider for the terminated services, including, among other things, (i) to provide the new provider with such operational and other information as the new provider may require, (ii) to provide the new provider access to the equipment and facilities, (iii) to assist in the transfer of such data, including billing and operating information, as may be reasonably necessary to permit the new provider to assume operation of the systems, and (iv) otherwise assist in a reasonable manner in effecting an orderly transition that will permit end users to continue receiving quality service.

(b)	MetroPCS shall be entitled to all amounts accrued for Support Services Fees, Out-of-Pocket Expenses, and any other charges for services related to Support Services provided to Royal Street for Other Royal Street Customers pursuant to section 2.5 that are due and payable prior to the effective date of termination, including expenses incurred in connection with implementing the transition plan. Royal Street shall be entitled to all amounts accrued for Wholesale Services Fees.
16.4 Remedies in Lieu of Termination
     If MetroPCS fails to provide any of the services required under this Agreement and fails to cure the non-performance within sixty (60) days after written notice of its
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non-performance from Royal Street (“Failed Services”), Royal Street may, in addition to all other remedies it may have under this Agreement or at law and in equity, take any and all action necessary to cause the Failed Services to be performed, including retaining third parties to provide the Failed Services, or otherwise. In that event, MetroPCS shall reimburse Royal Street any and all reasonable charges, fees, costs and expenses incurred by Royal Street in obtaining the Failed Services. In addition, MetroPCS shall refund to Royal Street any and all charges, fees, costs and expenses paid to MetroPCS for performance of the Failed Services.
ARTICLE XVII
INTELLECTUAL PROPERTY AND TRADEMARKS
     Nothing in this Agreement shall grant or convey to either Party any rights or license under any present or future Intellectual Property or Trademarks disclosed or arising pursuant to this Agreement.
ARTICLE XVIII
COMPLIANCE WITH LAWS
18.1 Compliance with the Communications Act
     The Parties acknowledge that the activities and relationships addressed by this Agreement are subject to Applicable Law, including without limitation the Communications Act and the regulations promulgated by the FCC.
18.2 No Violation
     Nothing in this Agreement will obligate a Party to take any action that violates Applicable Law. In no event will a Party be obligated to perform any acts or to abstain from performing any act if, in the Party’s reasonable legal and/or business judgment, after consulting with the other Party, performance or non-performance will violate the Act or any Applicable Law, any regulation, Final Order or policy of the FCC, any antitrust laws or any other Federal or state law or regulation.
18.3 Preservation of Control
     Nothing in this Agreement permits, or will be deemed to permit, MetroPCS to exercise de facto or de jure control over Royal Street or its operations.
18.4 Regulatory Submissions
     In the event that either Party reasonably concludes that it is necessary or advisable to file this Agreement with a Governmental Entity or that a Governmental Entity is required to approve or review this Agreement or the arrangement between the Parties, the
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other Party will cooperate fully in the preparation and filing of any regulatory filings which may be necessary or appropriate, including, without limitation, providing such information as may reasonably be necessary or which is requested by the Governmental Entity. Where one Party believes that information to be filed with a Governmental Entity is proprietary or sensitive business information, the Parties will cooperate to obtain such confidential treatment from the Governmental Entity as may reasonably be secured.
18.5 Modification or Amendment of this Agreement
     In the event a Governmental Entity with jurisdiction over a Party or both Parties or over this Agreement determines that one or more provisions of this Agreement are unlawful, contrary to public policy or otherwise unenforceable, the Parties will negotiate in good faith to amend the Agreement in order to comply with any such applicable regulatory requirements or policies while preserving the business objectives of both Parties. In the event the Parties cannot reach agreement as to new or revised provisions that will comply with the applicable regulatory requirements or policies and preserve their business objectives, this Agreement will terminate upon ninety (90) days written notice from one Party to the other, subject to the transition provisions of Section 16.3. Either Party may, without the consent of the other Party, appeal or seek reconsideration of any decision or Final Order which holds one or more provisions of this Agreement unlawful, contrary to public policy or otherwise unenforceable, but such appeal or request for reconsideration will not affect the obligations of the Parties under this Section to negotiate in good faith, unless a stay of the decision or Final Order is obtained and the terms and conditions of the stay are acceptable to both Parties. In such event, the obligations of the Parties to negotiate under this Section will attach at such time as the stay is lifted and the adverse decision or Final Order is reinstated or becomes effective or the stay is modified in a manner that a Party reasonably finds unsatisfactory.
ARTICLE XIX
INDEMNIFICATION
19.1 General
     Each Party (the “Indemnifying Party”) will defend, indemnify and hold harmless the other Party, including any of its Affiliates, officers, directors, shareholders, employees and agents (the “Indemnified Party”), from and against any and all claims, damages, losses, liabilities whatsoever, including reasonable legal fees and any damages, (“Claims”) arising out of, caused by, related to or based upon a Claim (a) by a third party for physical property damage, personal injury, or wrongful death, whether sounding in tort or contract, claim of defamation, invasion of privacy or similar claim based on any act or omission of the other Party, its employees, agents or contractors in connection with this Agreement, (b) that the Indemnifying Party’s products or services infringe or violate any copyright, trade secret, trademark or service mark, United States patent or other proprietary right of a third party, or (c) that the claimant was “slammed” or “crammed,”
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as those terms are understood in the industry, except where such Claims arise out of the willful misconduct, gross negligence or fraud of the Party seeking indemnification.
19.2 Indemnification Procedure
     In any case under this Agreement where one party has indemnified the other against any Claim or legal action, indemnification shall be conditioned on compliance with the procedure outlined below:
(a)	Provided that prompt notice is given of a Claim or suit for which indemnification might be claimed, unless the failure to provide such notice does not actually and materially prejudice the interests of the party to whom such notice is to be provided, the indemnifying party promptly will defend, contest, or otherwise protect against any such Claim or suit at its own cost and expense. Such notice shall describe the Claim or suit in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the indemnified party.

(b)	The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter, provided that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the indemnified party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and provided further that the indemnified party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(c)	In the event the indemnifying party fails to timely defend, contest or otherwise protect against any such Claim or suit, the indemnified party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such Claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party undertakes the defense of such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance.

(d)	The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be
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required to pay by way of indemnification hereunder. The indemnified party shall take commercially reasonable steps to protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.
19.3 Mitigation of Damages
     An indemnified party shall, to the extent practicable and reasonably within its control and at the expense of the indemnifying party, make commercially reasonable efforts to mitigate any damages of which it has adequate notice, provided that the indemnified party shall not be obligated to act in contravention of Applicable Law or in contravention of reasonable and customary practices of a prudent person in similar circumstances. The indemnifying party shall have the right, but not the obligation, and shall be afforded the opportunity by the indemnified party to the extent reasonably possible, to make commercially reasonable efforts to minimize damages before such damages actually are incurred by the indemnified party.
19.4 Claim of Infringement
     In the case of a Claim of infringement of any Intellectual Property or Trademark right, where a court of competent jurisdiction finds such infringement, the Indemnifying Party will, at its option and expense, use all reasonable efforts either (a) to procure for the Indemnified Party the right to continue to use the product, service or other item as provided for herein, (b) to modify the infringing product, service or other item so that it is noninfringing, without materially altering its performance or function, (c) to replace the infringing product, service or other item with a substantially equivalent noninfringing item, or (d) to refund the price paid for the use of such Intellectual Property or Trademark right, less a reasonable charge for the use prior to the infringement.
ARTICLE XX
REPRESENTATIONS AND WARRANTIES
     Each Party hereby represents and warrants to the other Party as of November 24, 2004 as follows:
20.1 Organization, Standing and Authority
     The Party is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction where it is formed, that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein, that all acts and other proceedings required to be taken to authorize the execution, delivery and performance hereof and the consummation of the transactions contemplated herein have been duly and properly taken, and that this Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation
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of the Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
20.2 No Violation
     The execution and delivery by the Party of this Agreement and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (a) conflict with or result in any violation of any provision of the organizational documents of the Party, (b) conflict with, result in a violation or breach of, or constitute a default, or give rise to any right of termination, revocation, cancellation, or acceleration, under, any material contract, concession or permit issued to the Party, except for any such conflict, violation, breach, default or right which is not reasonably likely to have a material adverse effect on the ability of the Party to consummate the transactions contemplated by this Agreement, (c) conflict with or result in a violation of any judgment, order, decree, writ, injunction, statute, law, ordinance, concession, permit, rule or regulation applicable to the Party or to the property or assets of the Party, except for any such conflict or violation which is not reasonably likely to have such a material adverse effect, or (d) violate any existing contractual arrangement to which the Party is a party or give rise to a Claim against any other Party for inducing a breach of contract or interfering with contractual or other rights, or similar Claim.
20.3 Consents and Approvals
     No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to any Party in connection with the execution and delivery hereof or the consummation of the transactions contemplated hereby, other than those filings that are necessary in order for Royal Street to participate in the Auction Process and prosecute the applications where it is the Successful Bidder. The Parties have or will obtain all necessary consents, approvals, authorizations and permits necessary to perform fully hereunder.
20.4 Regulatory Compliance of Facilities
     Any equipment, facilities and services provided pursuant to this Agreement, including the attachments hereto, comply or will comply with all applicable rules or standards adopted by the FCC or other Governmental Entities including but not limited to those with respect to E-911, number portability, number conservation, CALEA, RF radiation hazard standards, universal service, privacy methodologies and access by persons with disabilities.
20.5 MetroPCS’s Covenant of Workmanlike Quality
     MetroPCS hereby covenants and agrees that it will exercise reasonable care in performing the services performed pursuant to this Agreement and that such services will
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be performed in a diligent, professional, commercially reasonably and workmanlike manner, consistent with industry standards for the wireless telecommunications industry. This covenant is given in lieu of any other warranty, express or implied, including without limitation, implied with warranties of merchantability or fitness for a particular purpose. Notwithstanding anything contained herein to the contrary, Royal Street’s sole remedy for a breach of this Agreement shall be (a) Royal Street’s right to have MetroPCS re-perform the services in a workmanlike manner and (b) Royal Street’s right to terminate the Agreement as set forth in Section 16.
ARTICLE XXI
LIMITATION OF LIABILITY
21.1 Limitations of Responsibility
     Each Party will be responsible only for services and facilities which are provided by that Party, its Affiliates, authorized agents, subcontractors or others retained by such persons, and no Party will bear any responsibility for the services and facilities provided by the other Party, the other Party’s Affiliates, agents, subcontractors or other persons retained by such Persons. No Party will be liable for any act or omission of another telecommunications carrier (other than an Affiliate) providing a portion of a service.
21.2 Limitations of Damages
     The Parties will not be liable to each other for any indirect, incidental consequential, reliance or special damages (including, without limitation, damages for harm to business, lost revenues, lost savings or lost profits suffered by such other parties), regardless of the form of action, whether in contract, warranty, strict liability, or tort, including without limitation negligence of any kind whether active or passive, and regardless of whether the Parties knew of the possibility that such damages could result. The Parties hereby release each other and their respective Affiliates, officers, directors, employees, and agents from any such Claim. Nothing contained in this section will limit one Party’s liability to another Party for (i) willful or intentional misconduct (including gross negligence) or (ii) bodily injury, death, or damage to tangible real or tangible personal property proximately caused by a Party’s negligent act or omission or that of their respective agents, subcontractors or employees, nor will anything contained in this section limit the Parties’ indemnification obligations under this Agreement.
21.3 Limitations of Liability
     Notwithstanding anything contained in this Agreement to the contrary, neither Party shall be (i) liable to the other Party for the failure to perform an obligation under this Agreement (nor shall either Party be in default or in breach of any provision of this Agreement) where the failure to perform is the result of the other Party’s failure to perform its obligations under this Agreement, nor (ii) required to perform its obligations under this Agreement when such Party’s performance is contingent upon the other
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Party’s performance and the other Party fails to perform its obligations under this Agreement.
21.4 Further Limitations
(a)	The Parties hereto waive as against each other any claims to consequential, special, exemplary or punitive damages except to the extent consequential, special, exemplary or punitive damages are awarded to a third party against an indemnified party in circumstances in which such indemnified party is entitled to indemnification hereunder. ***

(b)	In calculating any Damages to be paid under ARTICLE XIX or XXI, there shall be deducted ***.
ARTICLE XXII
CONFIDENTIALITY
22.1 General
     Each Party will hold in confidence and withhold from third parties (other than as permitted below) any and all Proprietary Information received pursuant to this Agreement, and all Proprietary Information used in the preparation and negotiation of this Agreement. Each Party will use such Proprietary Information only to fulfill its obligations or enforce its rights hereunder and for no other purposes unless the disclosing Party will otherwise agree in writing.
22.2 Obligation to Protect Proprietary Information
     Each Party will use commercially reasonable efforts to safeguard any Proprietary Information received pursuant to this Agreement from theft, loss or disclosure to others, and to limit access to Proprietary Information to those officers, directors and employees within the receiving Party’s organization, and subcontractors, consultants, investors, advisors, attorneys, service providers, business partners and others who reasonably require access in order to accomplish the aforesaid purposes. Proprietary Information will be protected hereunder only if it is in written or other permanent form and identified as proprietary when provided. Any such information in other than written or other permanent form when disclosed will be considered Proprietary Information that is protected hereunder, unless the Party disclosing such information advises the other Party that it is not Proprietary. The receiving Party will not be liable for unauthorized use or
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disclosure of any such Proprietary Information if it can establish that the same: (i) is or becomes public knowledge or part of the knowledge or literature within the telecommunications industry without breach of this Agreement by the receiving Party; (ii) is known to the receiving Party without restriction as to further disclosure when received; (iii) is independently developed by the receiving Party as demonstrated by written records; or (iv) is or becomes known to the receiving Party from a third party who had a lawful right to disclose it without breach of its contractual obligations. Specific Proprietary Information will not be deemed to be available to the public or in the possession of the receiving Party merely because it is included within more general information so available or in the receiving Party’s possession.
22.3 Judicial or Administrative Proceedings
     Should the receiving Party be faced with judicial or administrative governmental action to disclose Proprietary Information received hereunder, said receiving Party will use commercially reasonable efforts to notify the originating Party in sufficient time to permit the disclosing Party to intervene in response to such action.
22.4 Loss or Unauthorized Use
     The receiving Party agrees promptly to notify the disclosing Party of the loss or unauthorized use or disclosure of any Proprietary Information.
22.5 Nondisclosure Agreements
     Each Party will have any third party or Person to whom it provides the Proprietary Information of any other Party agree in writing to be bound to protect such Proprietary Information on the same conditions as set forth herein.
22.6 Termination
     Upon termination of this Agreement for any reason, the Parties will cease use of all Proprietary Information furnished by any other Party and will, at the direction of the furnishing Party, return or destroy all such Proprietary Information, together with all copies made hereof, except to the extent that the receiving Party retains a license to use such Proprietary Information. Upon request, the receiving Party will send the other Party a destruction certificate.
22.7 Irreparable Injury by Disclosure to Competitors
     Specifically, but without limiting the foregoing, each Party agrees and acknowledges that the disclosure by a Party of any Proprietary Information to any competitor of a Party could cause irreparable harm to such Party, and agrees not to make such a disclosure. Each Party will have the right to enforce the provision of this Section by injunctive relief, including specific performance. Personnel of one Party or its Affiliates present at the premises of one of the other Parties or its Affiliates will refrain
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from obtaining access to information that is proprietary to the customers of such other Party or its Affiliates. Such personnel will comply with the other Party’s or its Affiliates’ reasonable measures established to restrict such access.
22.8 Survival of Nondisclosure Obligations
     The obligations set forth in this ARTICLE XXII will survive the termination of this Agreement for ***.
ARTICLE XXIII
GENERAL PROVISIONS
23.1 Americans With Disabilities Act
     The Parties agree to coordinate any activities taken collectively which may be subject to the requirements of the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.) and with the network disclosure rules adopted by the FCC in proceedings to implement that Act or any amendments to that Act.
23.2 Amendment
     No amendment of this Agreement will be valid or binding on the Parties unless such amendment will be in writing and duly executed by an authorized representative of each Party.
23.3 Assignment
     No Party may assign or delegate any of its rights or obligations under this Agreement, provided, that (a) MetroPCS may subcontract its rights and obligations to an Affiliate without the consent of Royal Street, so long as MetroPCS remains responsible for compliance with the rights and obligations under this Agreement, (b) MetroPCS may assign its rights and obligation to an Affiliate with the consent of Royal Street, which consent shall not be unreasonably withheld, delayed or conditioned and (c) MetroPCS may assign its rights and obligations under this Agreement to an assignee or transferee of all or a substantial portion of the MetroPCS CMRS Systems provided that the licensee qualifications of the assignee or transferee have been approved by the FCC.
23.4 Attachments
     Any attachments to this Agreement are incorporated into the Agreement and governed by the terms hereof. In the event of any conflict between an attachment and this Agreement, the attachment will control.
23.5 Cooperation
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     Each Party will use its respective commercially reasonable efforts to perform all actions or refrain from performing any action, in either case as reasonably requested by any other Party, in connection with the performance of the activities contemplated by this Agreement.
23.6 Costs, Expenses and Attorneys’ Fees
     Each Party will be responsible for its own expenses arising under this Agreement, including the preparation of this Agreement, except as set forth herein.
23.7 Dispute Resolution
     All disputes will be resolved as provided for in ARTICLE 17 of the LLC Agreement.
23.8 Entire Agreement
     This Agreement, the LLC Agreement and Ancillary Agreements referenced in the LLC Agreement constitute the entire agreement and understanding of the Parties hereto with respect to the subject matters contained therein. To the extent there is a conflict between this Agreement and the LLC Agreement, the LLC Agreement will control.
23.9 Execution
     This Agreement may be executed in counterparts each of which copies will be deemed an original.
23.10 Force Majeure
     Neither Party will be liable for any delay or failure in performance of any part of this Agreement from any cause beyond its control and without its fault or negligence including, without limitation, acts of nature, acts of civil or military authority, government regulations, embargoes, epidemics, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, work stoppages, failures by common carriers or suppliers, equipment failure, cable cuts, power blackouts, volcanic action, other major environmental disturbances or unusually severe weather conditions. In such event, the Party affected will, upon giving prompt notice to the other Party, be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party will likewise be excused from performance of its obligations on a day-to-day basis to the extent such Party’s obligations are related to the performance so interfered with). Good Faith Performance
23.11 Good Faith Performance
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     Each Party will act in good faith in its performance under this Agreement and, in each case in which a Party’s consent or agreement is required or requested hereunder, such Party will not unreasonably withhold or delay such consent or agreement.
23.12 Governing Law
     This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to choice of law provisions.
23.13 Insurance
     At all times during the term of this Agreement each Party will keep and maintain in force at its own expense, and covering the other Party as an additional insured, all insurance required by Applicable Law, including, but not limited to, workers’ compensation insurance, and general liability insurance in an amount to be determined promptly following the Effective Date for personal injury or death, property damage, and automobile liability with coverage for bodily injury and property damage. Upon request by the other Party, a Party will provide to the other Party evidence of such insurance (which may be provided through a program of self-insurance). Each Party must give the other Party at least thirty (30) days prior written notice of termination of any of the foregoing insurance policies.
23.14 Joint Work Product
     This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and will be fairly interpreted in accordance with its terms. In the event of any ambiguities, no inferences will be drawn against either Party.
23.15 Labor Relations
     Each Party will be responsible for labor relations with its own employees. Each Party agrees to notify the other Party as soon as practicable whenever such Party has knowledge that a labor dispute concerning its employees is delaying or threatens to delay such Party’s timely performance of its obligations under this Agreement and will minimize impairment of service to the other Party (e.g., by using its management personnel to perform work or by other means) to the extent permitted by Applicable Law.
23.16 No Waiver
     The failure of any Party to insist upon or enforce strict performance by any other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.
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23.17 Nonexclusive Dealings
     This Agreement does not prevent either Party from operating Commercial Mobile Radio Service systems on its own, or with other Persons.
23.18 Notices
     Any notice, request, instruction or other document to be given hereunder by any Party to any other Party under any section of this Agreement will be in writing and will be deemed given upon receipt if delivered personally or by telex or facsimile, the next day if by express mail or three (3) days after being sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or at such other address for a Party as will be specified by like notice provided that such notice will be effective only after receipt thereof):

If to MetroPCS:	MetroPCS Wireless, Inc.
8144 Walnut Hill Lane
Suite 800
Dallas, Texas 75231
Attention: Vice President, General Counsel and Secretary
Telephone: 214-265-2550

With a copy (which will not	Paul, Hastings, Janofsky & Walker LLP
constitute notice) to:	875 15th Street N.W.
Twelfth Floor
Washington, DC 20005
Attention: Carl. W. Northrop
Telephone: 202-551-1725

If to Royal Street:	Royal Street Communications, LLC
PO Box 2365
Southampton, NY 11969
Attention: Robert Gerard
Telephone: 631-283-9153

With a copy (which will not	Schulte, Roth & Zabel LLP
constitute notice) to:	919 Third Avenue
New York, NY 10022
Attention: Paul N. Roth, Michael R. Littenberg
Telephone: 212-593-5955
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

23.19 Publicity
     The Parties agree to cooperate in the preparation and dissemination of publicity concerning this Agreement. No Party will make a public announcement about this Agreement or the Parties’ discussions related to any aspect of it, without the written consent of the other Party, which consent will not be unreasonably refused, delayed, or conditioned. Any Party may at any time make announcements which are required by Applicable Law, regulatory bodies, or stock exchange or stock association rules, so long as the Party so required to make the announcement notifies in advance the other Party of such requirement and promptly discusses with the other Party in good faith the wording of any such announcement.
23.20 Regulatory Filings
     Each Party will cooperate to the extent reasonably practicable in the preparation and filing of any regulatory filings necessary or advisable to permit the performances and operations set forth in this Agreement, including, without limitation, the provision of any information as may reasonably be necessary therefore.
23.21 Relationship of Parties
     Each Party shall perform services hereunder as an independent contractor and nothing herein shall be construed as creating any other relationship between the Parties. The relationship established by this Agreement will not be construed to create a partnership, joint venture or any other form of legal entity, nor establish any fiduciary relationship among the Parties or any affiliate of any Party. The provision of the services described in this Agreement does not establish any joint undertaking, joint venture, pooling arrangement, partnership, fiduciary relationship or formal business organization of any kind. Except as provided in this Agreement, no Party shall act as or hold itself out as agent for the other Party or create or attempt to create liabilities for any other Party.
23.22 Rules of Construction
     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) words used in this Agreement, regardless of the gender and number specifically used, will be deemed and construed to include any other gender and any other number as the context requires; (b) as used in this Agreement, the word “including” is not limiting, and the word “or” is not exclusive; (c) except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Schedule, Attachment, Appendix or Exhibit is a reference to a Section of this Agreement or a Schedule, Attachment, Appendix or Exhibit hereto, and the terms “this Agreement,” “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules, Attachments, Appendices and Exhibits to this Agreement, and not solely to any particular part of this Agreement; (d) the descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement; (e) this Agreement will be construed to
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

refer to the provision of services in the United States of America; and (f) as used in this Agreement, unless otherwise specifically noted herein, the word “day” or “days” means a calendar day or days, respectively, including weekends and holidays.
23.23 Severability
     In case any one or more of the provisions contained in this Agreement is for any reason be held to be invalid, illegal or unenforceable in any respect by a court or other authority of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof and the Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein and, in lieu of each such illegal, invalid or unenforceable provision, there will be added automatically as a part of the Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, it being the intent of the Parties to maintain the benefit of the bargain for all Parties. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by the FCC to violate applicable FCC rules, regulations or policies, the Parties shall negotiate in good faith to agree on a suitable and equitable provision to be substituted therefore in order to preserve the benefits to the respective Parties contemplated by and the purposes of this Agreement.
23.24 Third Party Warranties
     Each Party will enforce any rights, warranties, licenses, terms and conditions and other benefits accruing to it under each of its agreements with third parties participating in or providing equipment, software or other services used in connection with the provision of services under the Agreement wherever and whenever such Party’s failure to enforce any such rights, warranties, licenses, terms, conditions and other benefits could materially impair its ability to provide such services in accordance with the terms and conditions of the Agreement.
23.25 Third Party Beneficiaries
     This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied will create or be construed to create any third-party beneficiary rights hereunder, other than to permitted assigns. Except as specifically provided in this Agreement, nothing in this Agreement will constitute a Party as a legal representative or agent of the other Party, nor will a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party.
23.26 Use of Contractors and Agents
     Each Party will be fully responsible for the actions and conduct of their contractors, subcontractors, consultants, agents and others employed to undertake or
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

perform any act or function under this Agreement as if the Party undertook or performed the act or function through its directors, officers and employees.
23.27 Venue; Waiver of Jury Trial
(a)	THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.

(b)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23.27.
[signatures follow on next page]
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

          IN WITNESS WHEREOF, the Parties hereto have caused this Services Agreement to be executed by their respective authorized representatives as of the date and year first above written.

METROPCS WIRELESS, INC.		ROYAL STREET COMMUNICATIONS, LLC

By:	/s/ Roger D. Linquist	By:	/s/ Robert A. Gerard

Name:	Roger D. Linquist	Name:	ROBERT A. GERARD
Title:	President and CEO	Title:	CHIEF EXECUTIVE OFFICER

APPENDIX A
Master Equipment and Facilities Lease Agreement
CONFIDENTIAL AND PROPRIETARY INFORMATION OF GWI PCS1, METROPCS, C9 WIRELESS AND ROYAL STREET COMMUNICATIONS NOT TO BE DISCLOSED EXCEPT BY WRITTEN AGREEMENT OF SUCH PARTIES

MASTER EQUIPMENT AND FACILITIES LEASE AGREEMENT
by and between
METROPCS WIRELESS, INC. and ROYAL STREET COMMUNICATIONS, LLC

LESSEE:	Royal Street Communications, LLC
Address:	PO Box 2365
Southampton, NY 11969

LESSOR:	MetroPCS Wireless, Inc.
Address:	8144 Walnut Hill Lane
Suite 800
Dallas, TX 75231
Lease Number:
     1. AGREEMENT. Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the Equipment and Facilities as more fully described in any schedule (individually a “Schedule” and collectively the “Schedules”) that is or are incorporated by reference into this Master Equipment and Facilities Lease Agreement (the “Agreement”). Each Schedule shall be incorporated by reference into this Agreement by listing the above-referenced Lease Number thereon and shall upon such incorporation be deemed to become part of a single integrated agreement governed by the terms and conditions of this Agreement, as well as by the terms and conditions set forth in the applicable Schedule. Each Schedule, when taken with this Agreement and all other Schedules, shall constitute the entire agreement. All capitalized terms herein which are not defined herein shall have the meanings ascribed to them in the Services Agreement, dated as of November 24, 2004, between MetroPCS Wireless, Inc. and Royal Street Communications, LLC (the “Services Agreement”).
     2. APPOINTMENT OF LESSOR AS PURCHASING AGENT. Lessee has delivered to Lessor copies of the Construction Plan and Technical Services Plan (collectively, the “Plans”) that have been duly approved by the Management Committee of Royal Street. Together, the Plans specify the Equipment and Facilities to be utilized in the construction and operation of the Royal Street Systems. Lessee authorizes Lessor to act as Lessee’s agent to issue a purchase order to any third party for the Equipment and Facilities (each, a “Seller”) and for necessary related goods and services in accordance with the Plans. Such purchase order shall be subject to this Section 2 and all references in this Agreement to Purchase Documents shall include such purchase order. By executing the applicable Schedule, Lessee represents and warrants that Lessee has reviewed, approved and received a copy of the applicable Purchase Documents.
     3. DELIVERY; ACCEPTANCE. Lessor shall cause the Equipment and Facilities to be delivered, at Lessee’s expense, to Lessee at the Equipment and Facilities Location (as specified in the applicable Schedule) and Lessee shall accept the Equipment and Facilities upon the later of (a) the installation of the Equipment and Facilities or (b) the satisfaction of the acceptance criteria, if any, specified in the applicable Purchase Documents. In any event, Lessee shall evidence its acceptance of the Equipment and Facilities and commencement of this Agreement with respect thereto by executing and delivering to Lessor a commencement certificate (the “Commencement Certificate”) in a form acceptable to Lessor within five (5) business days after delivery. By executing and delivering a Commencement Certificate to Lessor, Lessee represents and warrants that it has irrevocably accepted such Equipment and Facilities under this Agreement. Lessee shall reimburse Lessor for any late payment, interest on late payment or any other similar fee or charge imposed by Seller as the result of Lessee’s failure to timely furnish its acceptance and all pertinent lease documentation.
     4. PURCHASE OF EQUIPMENT AND FACILITIES. Provided that no Event of Default (as defined in Section 18) exists, and no event has occurred and is continuing that with notice or the lapse of time or both would constitute an Event of Default, Lessor shall be obligated to purchase the Equipment and Facilities from Seller and to lease the Equipment and Facilities to Lessee if and only if Lessor receives on or before the Latest Commencement Date (as specified in the applicable Schedule) the related Commencement Certificate and Schedule executed by Lessee, and such other documents or assurances as Lessor may reasonably request.
     5. TERM. The initial term of each Schedule shall begin on the date specified as the Commencement Date on the Commencement Certificate with respect to such Schedule and shall, unless otherwise specified in the Schedule, continue for a period of *** (the “Initial Term”) with *** renewal terms (each a “Renewal Term”), at Royal Street’s written election, beginning on the expiration of, as applicable, the Initial Term or any preceding Renewal Term (collectively, the “Term”). At any time after *** following the Commencement Date of a Schedule, Lessee may terminate such Schedule prior to the end of its Term upon ninety (90) days prior written notice to Lessor (“Termination Notice”) provided that no such Termination Notice shall be effective unless, prior to or on the effective date of such Termination Notice, Lessee shall have paid Lessor the Lessor’s Return (as hereinafter defined) for the Equipment and Facilities set forth in such Schedule. Lessee’s failure to pay the Lessor’s Return prior to or on the effective date of such Termination Notice shall render such Termination Notice ineffective and Lessee shall continue to make the Rental Payments set forth in such Schedules.
     6. RENT; LATE CHARGES. Lessee shall pay Lessor the first Rental Payment (as specified in the applicable Schedule) for the Equipment and Facilities on or before the Commencement Date of the applicable Schedule and shall pay Lessor the remaining periodic Rental Payments on or before the periodic payment dates specified in the applicable Schedule. If, pursuant to this Agreement or the applicable Schedule, the Term is extended, Lessee shall also pay all Rental Payments required with respect thereto. In the case of a breach or an Event of Default on the part of Lessee under this Agreement or any Schedule, all Rental Payments shall become immediately due and payable by Lessee without demand or notice, without any court order or other process of law and without liability to Lessee for any damages occasioned by such action, and all Equipment and Facilities are to be immediately returned to Lessor’s possession in the same condition provided to the Lessee, less reasonable wear and tear. Lessor is under no duty to mitigate any damages caused by Lessee’s breach or Event of Default. All Rental Payments will be sent to Lessor’s above-referenced address, or to such other address as specified by Lessor in writing. Lessee agrees to pay Lessor interest at the rate of *** per month (or such lesser rate as is the maximum rate allowable under applicable law) on any Rental Payment (or other amount due hereunder) that is not paid within ten (10) days of its due date.
     7. INSURANCE. At its own expense, Lessee shall provide and maintain the following insurance: (a) insurance against the loss or theft of or damage to the Equipment and Facilities for the greater of the Stipulated Loss Value (computed as described in the applicable Schedule) or full replacement value thereof, naming Lessor as a loss payee; and (b) public liability and third-party property damage insurance, naming Lessor as an additional insured. Such insurance shall be in a form, amount and with companies reasonably satisfactory to Lessor, shall contain the insurer’s agreement to give Lessor thirty (30) days’ prior written notice before cancellation or material change thereof, and shall be payable to Lessor regardless of any act, omission or breach by Lessee. Lessee shall deliver to Lessor the insurance policies or copies thereof or certificates of such insurance on or before the Commencement Date of the applicable Schedule, and at such other times as Lessor may reasonably request. If no Event of Default exists, and no event has occurred and is continuing that with notice or the lapse of time or both would constitute an Event of Default, the proceeds of any insurance required under clause (a) hereof that have been paid to Lessor shall be applied against Lessee’s obligations to Lessor under Section 12 hereof.
     8. TAXES. Lessee shall reimburse Lessor for (or pay directly, but only if instructed by Lessor) all taxes, fees, and assessments that may be imposed by any taxing authority on the Equipment and Facilities, on its purchase, ownership, delivery, possession, operation, rental, lease, return to Lessor or its purchase by Lessee (collectively, “Taxes”); provided, however, that Lessee shall not be liable for any such Taxes (whether imposed by the United States of America or by any other domestic or foreign taxing authority) imposed on or measured by Lessor’s net income or tax preference items. Lessee’s obligation includes, but is not limited to, the obligation to pay all license and registration fees and all sales, use, excise, personal property and other taxes and governmental charges, together with any penalties, fines and interest thereon, that may be imposed during the Term of the applicable Schedule. Lessee is liable for these Taxes whether they are imposed upon Lessor, Lessee, the Equipment and Facilities, this Agreement or the applicable Schedule. If Lessee is required by law or administrative practice to make any report or return with respect to such Taxes, Lessee shall promptly advise Lessor thereof in writing and shall cooperate with Lessor to ensure that such reports are properly filed and accurately reflect Lessor’s interest in the Equipment and Facilities. Lessor has no obligation to contest any such Taxes; however, Lessee may do so provided that: (a) Lessee does so in its own name and at its own expense; (b) the contest does not and will not result in any lien attaching to any Equipment and Facilities or otherwise jeopardize Lessor’s right to any Equipment and Facilities; and (c) Lessee indemnifies, defends, and holds harmless Lessor for all expenses (including legal fees and costs), liabilities and losses that Lessor incurs as a result of any such contest.
     9. REPAIRS; USE; LOCATION; LABELS. Lessee shall: (a) at its own expense, keep the Equipment and Facilities in good repair, condition and working order and maintained in accordance with the manufacturer’s recommended engineering and maintenance standards by personnel certified to work on such Equipment and Facilities; (b) use the Equipment and Facilities lawfully and exclusively in connection with its business operations and for the purpose for which the Equipment and Facilities was designed and intended; and (c) without Lessor’s prior written consent, not move the Equipment and Facilities from the Equipment and Facilities Location. If

Lessor supplies Lessee with labels stating that the Equipment and Facilities is owned by Lessor, Lessee shall affix such labels to the Equipment and Facilities pursuant to Lessor’s instructions.
     10. ACCESS; MAINTENANCE; INSPECTION; ALTERATIONS. Lessee shall have Unfettered Access to the Equipment and Facilities. At its own expense, Lessee shall: (a) enter into and maintain a maintenance agreement for the Equipment and Facilities with the manufacturer or other party certified to maintain such Equipment and Facilities who is acceptable to Lessor; (b) maintain the Equipment and Facilities in the same condition as when delivered, subject only to ordinary wear and tear, and in good operating order and appearance; (c) make all alterations or additions to the Equipment and Facilities that may be required or supplied by the Seller, the manufacturer, applicable regulatory agencies, or which is otherwise legally necessary; and (d) make no other alterations or additions to the Equipment and Facilities (except for alterations or additions that will not impair the value or performance of the Equipment and Facilities and that are readily removable without damage to the Equipment and Facilities). Any modifications, alterations, repairs, or additions that Lessee makes to the Equipment and Facilities (except as permitted by Section 10(d) above) shall become Lessor’s property and shall also be deemed to be Equipment and Facilities. Upon request, Lessor, or any party designated by Lessor, shall have the right to inspect the Equipment and Facilities and Lessee’s applicable maintenance agreement and records at any reasonable time.
     11. PERSONAL PROPERTY; LIENS AND ENCUMBRANCES; TITLE. The Equipment and Facilities shall at all times remain personal property, notwithstanding that the Equipment and Facilities, or any part thereof, may be (or becomes) affixed or attached to real property or any improvements thereon. Except for the interest of Lessor, Lessee shall keep the Equipment and Facilities free and clear of all levies, liens and encumbrances of any nature whatsoever. Except as expressly set forth in this Agreement, the Equipment and Facilities shall at all times remain the property of Lessor and Lessee shall have no right, title or interest therein.
     12. RISK OF LOSS. As between Lessor and Lessee, Lessee shall bear the entire risk of loss, theft, destruction or damage to the Equipment and Facilities from any cause whatsoever or requisition of the Equipment and Facilities by any governmental entity or the taking of title to the Equipment and Facilities by eminent domain or otherwise (collectively, a “Loss”). Lessee shall advise Lessor in writing within ten (10) days of any such Loss. Except as provided below, no such Loss shall relieve Lessee of the obligation to pay Lessor Rental Payments and all other amounts owed hereunder. In the event of any such Loss, Lessor, at its option, may: (a) if the Loss has not materially impaired the Equipment and Facilities (in Lessor’s reasonable judgment), require Lessee, upon Lessor’s demand, to place the Equipment and Facilities in good condition and repair reasonably satisfactory to Lessor; or (b) if the Loss has materially impaired the Equipment and Facilities (in Lessor’s reasonable judgment), require Lessee, upon Lessor’s demand, to pay Lessor ***. Upon Lessor’s full receipt of such Lessor’s Return: (y) the applicable Schedule shall terminate, and except as provided in Section 24, Lessee shall be relieved of all obligations under the applicable Schedule; and (z) Lessor shall transfer all of its interest in the Equipment and Facilities to Lessee “AS IS, WHERE IS,” and without any warranty, express or implied from Lessor, other than the absence of any liens or claims by, through, or under Lessor. Notwithstanding clause (b) in this Section 12, Lessor may, at its option, elect to have Lessee continue Rental Payments under the applicable Schedule, without interruption, and replace the damaged Equipment and Facilities with Equipment and Facilities of identical model, manufacturer and condition (“Replacement Equipment and Facilities”), in which case Lessee shall cause the Replacement Equipment and Facilities to be delivered to a location acceptable to Lessor and shall convey title (lien free) to the Lessor whereupon the Replacement Equipment and Facilities shall be subject to all of the terms and conditions of this Agreement and the applicable Schedule.
     13. NON-CANCELABLE NET LEASE. Except as provided in Section 5 hereof, all leases hereunder shall be non-cancelable net leases, and Lessee agrees that it has an unconditional obligation to pay all rental payments and other amounts when due. Lessee may abate or reduce rental payments or any other amounts due, or may set off any charges against those amounts, provided, such abatement, reduction or set off is for obligations between Lessor and Lessee. Lessee is not entitled to recoupments, cross-claims, counterclaims or any other defenses to any rental payments or other amounts due hereunder, whether those defenses arise out of claims by Lessee against Lessor, Seller, this Agreement, any schedule or otherwise. Neither defects in Equipment and Facilities, damage to it, nor its loss, destruction or late delivery, shall terminate this Agreement or any schedule, or affect Lessee’s obligations hereunder. Unless Lessee’s obligation to pay rental payments and other amounts has been terminated pursuant to the express terms of this Agreement, all rental payments and other amounts shall continue to be due and payable hereunder.
     14. LESSOR DISCLAIMERS; LIMITATION OF REMEDIES. It is specifically understood and agreed that: (a) Lessor shall not be deemed to have made any representation, warranty or promise made by Seller, neither Seller nor Lessor shall act as, or be deemed to be, an agent of the other, and Lessor shall not be bound by, or liable for, any representation or promise made by Seller; (b) Lessor shall not be liable for any failure of any Equipment and Facilities or any delay in its delivery or installation; (c) Lessor shall not be liable for any breach of any warranty that Seller may have made; (d) Lessee has selected all Equipment and Facilities; (e) Lessor is not a manufacturer of any Equipment and Facilities; and (f) the Equipment and Facilities are provided by Lessor “AS-IS” without any warranties of any kind from Lessor and Lessor has not made and does not now make any representation or warranty, express or implied, with respect to the design, compliance with specifications, operation, or condition of any Equipment and Facilities (or any part thereof), the merchantability or fitness of Equipment and Facilities for a particular purpose, or issues regarding patent infringement, title and the like. It is further agreed that Lessor shall have no liability to Lessee, Lessee’s customers, or any third parties for any direct, indirect, special, punitive, treble, or consequential damages arising out of this Agreement or any schedule or concerning any Equipment and Facilities, or for any damages based on strict or absolute tort liability; provided, however, that nothing in this Agreement shall deprive Lessee of any rights it may have against any person other than Lessor. Lessee shall look solely to Seller for any and all claims and warranties relating to the Equipment and Facilities. Lessor hereby assigns to Lessee for the term of the applicable schedule the right to enforce, provided no Event of Default then exists under this Agreement and such enforcement is pursued in Lessee’s name, any representations, warranties and agreements made by Seller pursuant to the purchase documents, and Lessee may retain any recovery resulting from any such enforcement efforts. To the extent permitted by applicable law, Lessee waives any and all rights and remedies conferred upon a Lessee by Article 2a of the UCC and any rights now or hereinafter conferred by statute or otherwise that may limit or modify Lessor’s rights as described in this section or other sections of this Agreement. In the event of any breach of any warranty or obligation under this Agreement, Lessee’s sole remedy shall be for Lessor to reperform the obligation hereunder. LESSEE’S SOLE REMEDIES AGAINST LESSOR OR LESSOR’S SUPPLIERS FOR LOSS OR DAMAGE RESULTING FROM, ARISING IN CONNECTION WITH, OR CAUSED BY, EITHER DIRECTLY OR INDIRECTLY, DEFECTIVE ITEMS OF EQUIPMENT OR FACILITIES, OR PARTIAL OR TOTAL FAILURE OF THE EQUIPMENT OR FACILITIES REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL BE LESSEE’S RIGHT TO RECEIVE THE SELLER’S REPAIR OR REPLACEMENT SERVICE DESCRIBED IN ITS LIMITED WARRANTY. The foregoing shall be Lessee’s sole and exclusive remedies at law or in equity, except for Lessee’s right to claim damages for bodily injury to any person caused by the negligence of Lessor. The parties further agree that the foregoing allocation of risk shall, in the event of Seller’s inability, despite good faith efforts, to meet its warranty obligations hereunder, remain in effect regardless of whether the exclusive remedies provided for under this Section 14 then satisfy the essential purposes for which they were intended, or otherwise provide Lessee with a fair quantum of relief.
     15. LESSEE WARRANTIES. Lessee represents, warrants and covenants to Lessor that: (a) Lessee is duly organized, validly existing and in good standing under applicable law; (b) Lessee has the power and authority to enter into this Agreement, all Schedules and all other related instruments or documents hereunder (collectively, the “Fundamental Agreements”); (c) such Fundamental Agreements are enforceable against Lessee in accordance with their terms and do not violate or create a default under any instrument or agreement binding on Lessee; (d) there are no pending or threatened actions or proceedings before any court or administrative agency that would have a material adverse effect on Lessee or any Fundamental Agreement, unless such actions are disclosed to Lessor and consented to in writing by Lessor; (e) Lessee shall comply in all material respects with all Federal, state and municipal laws and regulations the violation of which could have a material adverse effect upon the Equipment and Facilities or Lessee’s performance of its obligations under any Fundamental Agreement; (f) Lessee shall obtain all governmental approvals necessary for it to enter into and perform each Fundamental Agreement; (g) each Fundamental Agreement shall be effective against all creditors of Lessee under applicable law, including fraudulent conveyance and bulk transfer laws, and shall raise no presumption of fraud; (h) financial statements and other related information furnished by Lessee shall be prepared in accordance with generally accepted accounting principles and shall present Lessee’s financial position as of the dates given on such statements; (i) Lessee shall furnish Lessor with its certified financial statements, opinions of counsel, resolutions, and such other information and documents as Lessor may reasonably request; (j) all Equipment and Facilities is leased for business purposes only, and not for personal, family or household purposes; and (k) all Equipment and Facilities is tangible personal property and shall not become a fixture or real property under Lessee’s use thereof. Lessee shall be deemed to have reaffirmed the foregoing warranties each time it executes any Fundamental Agreement.

     16. GENERAL INDEMNITY. Lessee shall indemnify, hold harmless, and, if so requested by Lessor, defend Lessor against all claims (“Claims”) directly or indirectly arising out of or connected with the Equipment and Facilities or any Fundamental Agreement. Claims refers to all losses, liabilities, damages, penalties, expenses (including legal fees and costs), claims, actions, and suits, whether based on a theory of strict liability of Lessor or otherwise, and includes, but is not limited to, matters regarding: (a) the selection, manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, maintenance, use, condition, return or operation of the Equipment and Facilities; (b) any latent defects or other defects in any Equipment and Facilities, whether or not discoverable by Lessor or by Lessee; (c) any patent, trademark, or copyright infringement; and (d) the condition of any Equipment and Facilities arising or existing during Lessee’s use.
     17. SURRENDER; EXTENSION OF TERM. Unless Lessee purchases the Equipment and Facilities or renews the Term pursuant to the applicable Schedule, or acquires the Equipment and Facilities pursuant to Section 12 hereof, Lessee shall, at its expense, deinstall, inspect and properly pack the Equipment and Facilities, and return the Equipment and Facilities at the expiration of the Term, free of all liens and rights of others, by delivering it on board such common carrier as Lessor may specify with freight prepaid to any destination within the United States of America specified by Lessor. The Equipment and Facilities shall be accompanied by an original copy of the relocation inventory or other applicable form completed by the agent performing the deinstallation. If Lessor so requests, Lessor and its agents shall have the right to enter upon any premises where Equipment and Facilities may be located at a reasonable time to perform any of Lessee’s tasks noted above in this Section 17, and Lessee shall reimburse Lessor for all costs and expenses Lessor incurs in fulfilling such tasks. Lessee agrees that the Equipment and Facilities, when returned to Lessor, shall be in the same condition as when delivered to Lessee, reasonable wear and tear excepted, and certified as being eligible for the manufacturer’s generally available maintenance contract at then prevailing rates, without Lessor incurring any expense to repair, rehabilitate or certify such Equipment and Facilities (Lessee shall be liable for all costs and expenses Lessor incurs to place the Equipment and Facilities in such condition). If requested by Lessor, Lessee, at its expense, shall store the Equipment and Facilities on its premises for a reasonable period, not to exceed ten (10) business days during which period the Equipment and Facilities shall be subject to all of the terms and conditions hereof, except for the obligation to make Rental Payments. In all instances where Lessee is returning Equipment and Facilities to Lessor, Lessee shall give Lessor written notice thereof in accordance with the terms of the applicable Schedule. If Lessee fails to provide the aforementioned notice or return the Equipment and Facilities to Lessor in the time and manner provided above, the Term shall be extended in accordance with the terms of the applicable Schedule. If any Schedule is extended pursuant to the preceding sentence, Lessee shall continue to pay the higher of the periodic Rental Payments in effect prior to the expiration of the then existing term of the applicable Schedule (whether it be the Initial Term or any Renewal Term) or such other periodic rental payment amount as is specified for such extension period in the Schedule, and all other provisions of this Agreement shall continue to apply.
     18. EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default under this Agreement and all Schedules: (a) Lessee fails to pay any Rental Payment or any other amount payable to Lessor hereunder within ten (10) days after its due date; or (b) Lessee fails to perform or observe any other representation, warranty, covenant, condition or agreement to be performed or observed by Lessee hereunder or in any other agreement with Lessor, or in any agreement with any other person that in Lessor’s sole opinion is a material agreement, and Lessee fails to cure any such breach within ten (10) days after notice thereof; or (c) any representation or warranty made by Lessee hereunder, or in any other instrument provided to Lessor by Lessee, proves to be incorrect in any material respect when made; or (d) Lessee makes an assignment for the benefit of creditors, whether voluntary or involuntary; or (e) a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against Lessee or Lessee takes any action to authorize any of the foregoing matters; or (f) Lessee becomes insolvent or fails generally to pay its debts as they become due, the Equipment and Facilities are levied against, seized or attached, or Lessee seeks to effectuate a bulk sale of Lessee’s inventory or assets; or (g) Lessee voluntarily or involuntarily dissolves or is dissolved, or terminates or is terminated; or (h) any guarantor under this Agreement is the subject of an event listed in clauses (b) through (g) above; or (i) any letter of credit required pursuant to any Schedule is breached, canceled, terminated or not renewed during the Term of any such Schedule.
     19. REMEDIES. If an Event of Default occurs, Lessor may, in its sole discretion, exercise one or more of the following remedies: (a) terminate this Agreement or any or all Schedules; or (b) take possession of, disable or render unusable, any Equipment and Facilities wherever the Equipment and Facilities may be located, without demand or notice, without any court order or other process of law and without liability to Lessee for any damages occasioned by such action, and no such action shall constitute a termination of any Schedule; or (c) require Lessee to deliver the Equipment and Facilities at a location designated by Lessor; or (d) declare the Lessor’s Return (as defined in Section 12 hereof and calculated by Lessor as of the date of the Event of Default) for each applicable Schedule due and payable as liquidated damages for loss of a bargain and not as a penalty and in lieu of any further Rental Payments under the applicable Schedule; or (e) proceed by court action to enforce performance by Lessee of any Schedule and/or to recover all damages and expenses incurred by Lessor by reason of any Event of Default; or (f) terminate any other agreement that Lessor may have with Lessee; or (g) exercise any rights available to Lessor under the Uniform Computer Information Transactions Act (h) exercise any other right or remedy available to Lessor at law or in equity. Also, Lessee shall pay Lessor all costs and expenses (including legal fees and costs and fees of collection agencies) incurred by Lessor in enforcing any of the terms, conditions or provisions of this Agreement. Upon repossession or surrender of any Equipment and Facilities , Lessor shall lease, sell or otherwise dispose of the Equipment and Facilities in a commercially reasonable manner, with or without notice and at public or private sale, and apply the net proceeds thereof (after deducting all expenses, including legal fees and costs, incurred in connection therewith) to the amounts owed to Lessor hereunder; provided, however, that Lessee shall remain liable to Lessor for any deficiency that remains after any sale or lease of such Equipment and Facilities. Lessee agrees that with respect to any notice of a sale required by law to be given ten (10) days’ notice shall constitute reasonable notice. These remedies are cumulative of every other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise, and may be enforced concurrently therewith or from time to time.
     20. LESSOR’S PERFORMANCE OF LESSEE’S OBLIGATIONS. If Lessee fails to perform any of its obligations hereunder, Lessor may perform any act or make any payment that

Lessor deems reasonably necessary for the maintenance and preservation of the Equipment and Facilities and Lessor’s interests therein; provided, however, that the performance of any act or payment by Lessor shall not be deemed a waiver of, or release Lessee from, the obligation at issue. All sums so paid by Lessor, together with expenses, including legal fees and costs, incurred by Lessor in connection therewith, shall be paid to Lessor by Lessee immediately upon demand.
     21. FINANCING OF ADDITIONS. If, under any Schedule, Lessee intends to make any addition to the Equipment and Facilities, Lessee may, in writing, request Lessor to finance the costs of such addition. Lessee shall provide Lessor with the terms under which it hopes to obtain the financing, and upon receiving such a request Lessor shall determine, in its sole discretion, whether to provide such financing. Lessor is under no obligation to make or finance additions to the Equipment and Facilities.
     22. ASSIGNMENT BY LESSOR. Lessor shall have the unqualified right to assign, pledge, transfer, mortgage or otherwise convey any of its interests hereunder or in any Schedule or any Equipment and Facilities, in whole or in part, without notice to, or consent of, Lessee. If any Schedule is assigned, Lessee shall: (a) unless otherwise specified by the Lessor and the assignee specified by Lessor (the “Assignee”), pay all amounts due under the applicable Schedule to such Assignee, notwithstanding any defense, setoff or counterclaim whatsoever that Lessee may have against Lessor or Assignee; (b) not permit the applicable Schedule to be amended or the terms thereof waived without the prior written consent of the Assignee; (c) not require the Assignee to perform any obligations of Lessor, other than those that are expressly assumed in writing by such Assignee; and (d) execute such acknowledgments thereto as may be requested by Lessor. It is further agreed that: (x) each assignee shall be entitled to all of Lessor’s rights, powers and privileges under the applicable Schedule, to the extent assigned; (y) any Assignee may reassign its rights and interest under the applicable Schedule with the same force and effect as the assignment described herein; and (z) any payments received by the Assignee from Lessee with respect to the assigned portion of the Schedule shall, to the extent thereof, discharge the obligations of Lessee to Lessor with respect to the assigned portion of the Schedule. Lessee acknowledges that any assignment or transfer by Lessor or any assignee shall not materially change Lessee’s obligations under the assigned schedule.
     23. ASSIGNMENT OR SUBLEASE BY LESSEE. Without Lessor’s prior written consent, Lessee shall not assign this Agreement or any Schedule or assign its rights in or sublet the Equipment and Facilities or any interest therein and any such assignment or sublease without Lessor’s consent shall be void; provided, however, that Lessee may sublease or assign a Schedule to an affiliate or a wholly-owned subsidiary of Lessee if: (a) Lessee and such sublessee or assignee execute and deliver to Lessor a writing (to be provided by Lessor) whereby the sublessee or assignee agrees to assume joint and several liability with Lessee for the full and prompt payment, observance and performance when due of all of the obligations of the Lessee under such Schedule; and (b) Lessor consents to such sublease or assignment, which consent shall not be unreasonably withheld. In no event, however, shall any such sublease or assignment discharge or diminish any of Lessee’s obligations to Lessor under such Schedule, nor shall Lessee move or relocate any of the Equipment and Facilities, in whole or in part, without Lessor’s prior written consent, which consent may be granted or withheld in Lessor’s sole discretion.

     24. SURVIVAL; QUIET ENJOYMENT. All representations, warranties and covenants made by Lessee hereunder shall survive the termination of this Agreement and shall remain in full force and effect. All of Lessor’s rights, privileges, and indemnities, to the extent they are fairly attributable to events or conditions occurring or existing on or prior to the termination of this Agreement, shall survive such termination and be enforceable by Lessor and any successors and assigns. So long as no Event of Default exists, and no event has occurred and is continuing that with notice or the lapse of time or both would constitute an Event of Default, neither Lessor nor any Assignee will interfere with Lessee’s quiet enjoyment of the Equipment and Facilities.
     25. FILING FEES; FURTHER ASSURANCES; NOTICES. Lessee will promptly reimburse Lessor for any filing or recordation fees or expenses (including lien search fees, legal fees and costs) incurred by Lessor in perfecting or protecting its interests in the Equipment and Facilities and under this Agreement. Lessee shall promptly execute and deliver to Lessor such documents and take such further action as Lessor may from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to protect the rights and remedies of Lessor created or intended to be created hereunder. All notices under this Agreement shall be sent to the respective party at its address set forth on the front page of this Agreement or on the applicable Schedule or at such other address as the parties may provide to each other in writing from time to time. Any such notice mailed to said address shall be effective when deposited in the United States mail, duly addressed and with first-class postage prepaid.
     26. WAIVER OF JURY TRIAL; SUCCESSORS. Lessee and Lessor each irrevocably waive all right to trial by jury in any lawsuit, proceeding, counterclaim or any other litigation or proceeding upon, arising out of, or related to, this Agreement, any other fundamental agreement, or the dealings or relationship between or among Lessor, Lessee, Seller or any other person. This Agreement and all Schedules inure to the benefit of and are binding upon the permitted successors or assigns of Lessor and Lessee.
     27. NO WAIVER; LESSOR APPROVAL. Any failure of Lessor to require strict performance by Lessee, or any written waiver by Lessor of any provision hereof, shall not constitute consent or waiver of any other breach of the same or any other provision hereof. Neither this Agreement nor any other Fundamental Agreement shall be binding upon Lessor unless and until executed by Lessor.
     28. CAPTIONS; COUNTERPARTS; LESSOR’S AFFILIATES. The captions contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Only one counterpart of the Schedule shall be marked “Original” (the “Original”), and all other counterparts thereof shall be marked as, and shall be, duplicates. To the extent that any Schedule constitutes chattel paper (as such term is defined in the Uniform Commercial Code in effect in any applicable jurisdiction), no security interest in such Schedule may be created through the transfer or possession of any counterpart other than the Original. Lessee understands and agrees that MetroPCS Wireless, Inc. or any affiliate or subsidiary thereof, may, as Lessor, execute Schedules under this Agreement, in which event the terms and conditions of the applicable Schedule and this Agreement as it relates to the Lessor under such Schedule shall be binding upon and shall inure to the benefit of such entity executing such Schedule as Lessor, as well as any successors or assigns of such entity.

     29. CHOICE OF LAW; INTEGRATION; ENTIRE AGREEMENT. Each lease under this Agreement shall be governed by the internal laws (as opposed to conflicts of law provisions) of the state of Delaware. If any provision of this Agreement or such Schedule shall be prohibited by or invalid under that law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such Schedule. Lessor and Lessee consent to the jurisdiction of any local, state or Federal court located within the State, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court. This Agreement and all other Fundamental Agreements executed by both Lessor and Lessee constitute the entire agreement between Lessor and Lessee relating to the leasing of the Equipment and Facilities, and supersede all prior agreements relating thereto, whether written or oral, and may not be amended or modified except in a writing signed by the parties hereto.
[signature page to follow]

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the ___ day of                     , 200___.

ROYAL STREET	METROPCS WIRELESS, INC.
COMMUNICATIONS, LLC	(Lessor)
(Lessee)

By:	By:

(Lessee Authorized Signature)	(Lessor Authorized Signature)

(Type/Print Name)	(Type/Print Name)

(Title)	(Title)

(Date)	(Date)

APPENDIX B
Wholesale Services Fees
1.	Rounding

Voice services call lengths will be measured on a per call basis to the *** and the aggregate number of minutes will be rounded to the next whole minute once every month. Voice services calls will be rated at ***, and rounded to ***.

2.	Airtime Rates

Royal Street will charge MetroPCS *** set forth below for the total minutes of *** voice PCS Service. The rates include domestic toll rates and any applicable interconnection charges.
***
3.	Minimum Volume

If by the end of the first *** term MetroPCS has not generated voice service MOUs in any *** greater than or equal to *** of the engineered capacity of the system during the peak usage period on the most heavily utilized cell site, then the arrangement shall be converted for the following *** to a take or pay arrangement where MetroPCS pays for *** of the engineered peak usage capacity regardless of its actual traffic volumes.

If by the end of the second *** term MetroPCS has not generated voice service MOUs in any *** greater than or equal to *** of the engineered capacity of the system during the peak usage period on the most heavily utilized cell site, then the arrangement shall be converted for the following *** to a take or pay arrangement where MetroPCS pays for *** of the engineered peak usage capacity regardless of its actual traffic volumes

If by the end of the third *** term MetroPCS has not generated voice service MOUs in any *** greater than or equal to *** of the engineered capacity of the system during the peak usage period on the most heavily utilized cell site, then the arrangement shall be converted for the following *** to a take or pay arrangement where MetroPCS pays for *** of the engineered peak usage capacity regardless of its actual traffic volumes.

The Parties shall negotiate in good faith to agree upon the minimum volume for which MetroPCS will pay inn order to meet the minimum percentages specified in this section. In the absence of agreement, the minimum volume will be set utilizing the dispute resolution procedures set forth in this Agreement.

4.	Included Features

Call Waiting Three Way Calling Caller ID Caller ID Blocking Basic Network Fraud Monitoring Voicemail Toll Blocking